Registration No. 333-______
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-4 EF
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

--------------------------------------------------------------------------------


                         AMERICAN NATIONAL BANCORP, INC.
             (Exact name of registrant as specified in its Charter)

      WISCONSIN                   Applied For                   6711
(State of Incorporation) (I.R.S. Employer I.D. No.) (Primary Standard Industrial
                                                      Classification Code No.)
                         2200 NORTH RICHMOND STREET
                         APPLETON, WISCONSIN  54911
                         (920) 739-1040
                         (Address and telephone number
                         of principal executive offices)

--------------------------------------------------------------------------------

       DAVID L. BLOHM                      JOHN E. KNIGHT
       2200 North Richmond Street          Boardman, Suhr, Curry & Field LLP
       Appleton, WI  54911                 One S. Pinckney Street, Suite 410
       (920) 739-1040                      Post Office Box 927
                                           Madison, WI  53701-0927

       (Name, address, telephone
       no. of agent for service)           (Copy of Notices)

--------------------------------------------------------------------------------


     Approximate date of commencement of proposed sale of the securities to the public: upon consummation of the reorganization.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [x/]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------


                         CALCULATION OF REGISTRATION FEE

                                                Proposed
Title of each                  Proposed         Maximum
class of                       Maximum          aggregate
securities to   Amount to be   offering price   offering        Amount of
be registered   registered     per unit*        price*          registration fee
-------------   ------------   --------------   -------------   ----------------
Common Stock,   75,580         $66.35           $5,014,733.00   $1,479.35
no par value

*Based on the book value of the common stock of American National Bank-Fox Cities on March 31, 1998, estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2).

                         AMERICAN NATIONAL BANCORP, INC.

                              Cross Reference Sheet

Form S-4, Part I
Item Number          Location in Prospectus

     1 FACING PAGE OF REGISTRATION STATEMENT; OUTSIDE FRONT COVER PAGE OF PROSPECTUS

     2               TABLE OF CONTENTS

     3               SUMMARY

     4 SUMMARY; THE REORGANIZATION; COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK

     5               Not applicable

     6               AMERICAN NATIONAL BANCORP, INC.; AMERICAN NATIONAL
                     BANK-FOX CITIES

     7               Not applicable

     8               THE REORGANIZATION

     9               AMERICAN NATIONAL BANCORP, INC.; AMERICAN NATIONAL
                     BANK-FOX CITIES

     10              Not applicable

     11              Not applicable

     12              Not applicable

     13              Not applicable

     14 AMERICAN NATIONAL BANCORP, INC.; COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK

     15              Not applicable

     16              Not applicable

     17 AMERICAN NATIONAL BANK-FOX CITIES; COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK

     18              THE REORGANIZATION; AMERICAN NATIONAL BANCORP, INC.;
                     AMERICAN NATIONAL BANK-FOX CITIES; RIGHTS OF
                     DISSENTING STOCKHOLDERS OF BANK

     19              Not applicable

                                                     __________, 1998

To the Shareholders of American National Bank-Fox Cities:

     American National Bank-Fox Cities ("Bank") will hold a special meeting of its shareholders on Wednesday, September 2, 1998, at 7:00 p.m., at the Columbus Club, 2531 North Richmond Street, Appleton, Wisconsin.

     This meeting is of great importance to Bank shareholders, because you will be asked to consider and approve the formation of a one-bank holding company for the Bank. A bank holding company is a corporation that owns most or all of the stock of a bank. If a bank holding company is approved for the Bank, the Bank shareholders would have their Bank stock exchanged for holding company stock. The Bank shareholders would become the holding company shareholders, and the holding company would become the sole shareholder of the Bank. THE FORMATION OF A BANK HOLDING COMPANY WOULD NOT INVOLVE ANY SALE OF THE BANK.

     More than 150 one-bank holding companies have been formed throughout Wisconsin. The Board of Directors continues to believe that a holding company would be beneficial to the Bank and to its shareholders, because it would enable the Bank to:

     1. respond rapidly and effectively to changes that may occur in the future in the laws and regulations governing banks and bank-related activities;

     2. be better able to acquire other banks, to be operated either as branches of the Bank or as separate banks, in areas not now served by the Bank;

     3. offer bank-related services, through nonbanking affiliates to be acquired or created in the future, to present Bank customers and other members of the public;

     4. provide a potential market for the stock of the holding company;

     5. meet any future capital requirements, that are not provided by the future earnings of the Bank, through borrowings by the holding company that are repaid by nontaxable dividends from the Bank; and

     6. compete more effectively with other bank holding companies.

     If the holding company is approved, shareholders of the Bank will receive one (1) share of holding company stock for each share of Bank stock.

     This letter is followed by a formal notice of the special meeting of shareholders and a Prospectus/Proxy Statement ("Prospectus"). The Prospectus serves two purposes. First, it is the proxy statement of the Bank which describes the proposed transaction and asks you to send in your Proxy to vote on the holding company at the special meeting of shareholders. A form of Proxy is enclosed separately (on blue paper). Second, it is a Prospectus of the holding company which describes the holding company and its stock.

     The Board of Directors of the Bank unanimously recommends approval of the holding company formation. All of the Bank's Directors have indicated their intention to vote in favor of the holding company. The Board of Directors urges you to read the enclosed Prospectus carefully, and hopes that you choose to join them in approving the holding company formation.

     Please return the enclosed Proxy to ensure that your shares are represented in the voting on this transaction. IN ORDER TO APPROVE THE HOLDING COMPANY, THE AFFIRMATIVE VOTE OF TWO-THIRDS (66.67%) OF ALL OF THE OUTSTANDING SHARES OF THE BANK WILL BE NEEDED. YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN. PLEASE SIGN AND RETURN THE PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. If you do attend the meeting, you may at that time revoke your proxy and vote your shares in person at the meeting.

     The Directors believe that the formation of a holding company is an important step forward for the Bank. If you have questions about the holding company or the Prospectus, please call me at (920) 739-1040.

                                Very truly yours,



                                 David L. Blohm,
                                 President and Chief Executive Officer

                        AMERICAN NATIONAL BANK-FOX CITIES

                           2200 North Richmond Street
                            Appleton, Wisconsin 54911

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 2, 1998


     A special meeting of shareholders of American National Bank-Fox Cities ("Bank"), will be held on Wednesday, September 2, 1998, at the Columbus Club, 2531 North Richmond Street, Appleton, Wisconsin at 7:00 p.m., for the following purposes:

     1. To vote on the following resolution:

          RESOLVED, that the formation of a bank holding company for American National Bank-Fox Cities, pursuant to the terms and conditions of an Agreement and Plan of Reorganization between American National Bank-Fox Cities and American National Bancorp, Inc. and a Merger Agreement between American National Bank-Fox Cities and New American National Bank-Fox Cities whereby (i) American National Bank-Fox Cities will become a wholly-owned subsidiary of American National Bancorp, Inc., and (ii) shareholders of American National Bank-Fox Cities will become shareholders of American National Bancorp, Inc., is hereby authorized and approved.

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     At this meeting, holders of record of common stock of the Bank at the close of business on August 21, 1998, will be entitled to vote. Two-thirds (66.67%) of the issued and outstanding shares of the Bank must be voted in favor of the above resolution in order to permit the holding company formation to proceed.

     Shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under Subsections 215a(b), (c) and (d) of the United States Code. A copy of those sections is attached to the following Proxy Statement/Prospectus as Exhibit C.

     THE BOARD OF  DIRECTORS  OF THE BANK  BELIEVES  THAT THE  PROPOSED  HOLDING
COMPANY IS IN THE BEST INTERESTS OF THE BANK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE BANK VOTE "FOR" THE PROPOSED HOLDING COMPANY.

                                  By Order of the Board of Directors

                                  Vivian R. Huth, Secretary
_____________, 1998

                                 PROXY STATEMENT
                                       OF
                        AMERICAN NATIONAL BANK-FOX CITIES

                                       AND

                                   PROSPECTUS
                                       OF
                         AMERICAN NATIONAL BANCORP, INC.

              Special Meeting of American National Bank-Fox Cities
                    Shareholders to be held September 2, 1998

     This Proxy Statement is being furnished to the shareholders of American National Bank- Fox Cities, Appleton, Wisconsin ("Bank"), in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the special meeting of shareholders to be held on September 2, 1998. At that meeting, the shareholders of Bank will consider and vote upon the proposed acquisition of the Bank by American National Bancorp, Inc. ("Holding Company") by means of a reorganization.

     Under its Restated Articles of Incorporation, the Holding Company will have a right of first refusal to purchase shares of its stock at the price and on the terms and conditions offered to any Holding Company shareholder by a prospective purchaser. Such a limitation does not exist on the stock of the Bank currently. The right of first refusal will apply to Holding Company shares in the hands of all shareholders, including subsequent transferees. Certificates evidencing shares of Holding Company stock will bear a legend describing the right of first refusal. The Holding Company's right to purchase may limit a shareholder's ability to sell shares to other purchasers. The right of first refusal might also limit the formation of a market for the stock outside the Holding Company. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK - Market for the Stock."

     The Holding Company's Restated Articles of Incorporation also prohibit transfers of stock, without the prior written consent of the Holding Company, to persons ineligible to be shareholders of an S Corporation under Section 1361(b) of the Internal Revenue Code, as amended ("Code"). Such a limitation does not exist on the stock of the Bank currently. This limitation applies to Holding Company stock in the hands of shareholders, including subsequent transferees. This provision may limit a shareholder's ability to sell shares to other purchasers and may also limit a formation of a market for the stock outside the Holding Company. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK - Market for the Stock."

     The Holding Company's Restated Articles of Incorporation contain certain other provisions that may have an effect of delaying, deferring or preventing a change in control of the Holding Company. The Holding Company's Restated Articles establish a classified board of directors and additional voting requirements for mergers and similar transactions. These provisions and the limits on transfer may be amended only by the affirmative vote of not less than seventy-five percent (75%) of the outstanding shares of voting stock of the Holding Company. See "AMERICAN NATIONAL BANCORP, INC. - Certain Anti-Takeover and Indemnification Provisions" and "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK."

                  --------------------------------------------

     The Holding Company has filed a Registration Statement on Form S-4EF pursuant to the Securities Act of 1933, as amended, covering the shares of Holding Company common stock to be issued in connection with the reorganization. These materials constitute the Prospectus of the Holding Company to the shareholders of the Bank.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF ANY OFFER. IN THOSE JURISDICTIONS THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THIS OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THIS OFFER MAY BE MADE ON BEHALF OF AMERICAN NATIONAL BANCORP, INC. ONLY BY REGISTERED BROKERS OR DEALERS WHO ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTIONS.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AMERICAN NATIONAL BANCORP, INC. OR AMERICAN NATIONAL BANK-FOX CITIES SINCE THE DATE OF THIS PROSPECTUS. AMERICAN
NATIONAL BANCORP, INC. IS REQUIRED TO ADVISE SHAREHOLDERS OF ANY FUNDAMENTAL CHANGE AFFECTING THE TERMS OF THE TRANSACTION BETWEEN AMERICAN NATIONAL BANK-FOX CITIES AND AMERICAN NATIONAL BANCORP, INC.

     THE SECURITIES BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     THIS PROSPECTUS DOES NOT COVER ANY RESALE OF THE SECURITIES TO BE RECEIVED BY SHAREHOLDERS OF AMERICAN NATIONAL BANK-FOX CITIES UPON CONSUMMATION OF THE REORGANIZATION AND NO PERSON IS AUTHORIZED TO MAKE ANY USE OF THIS PROSPECTUS IN CONNECTION WITH ANY SUCH RESALE.

                   ------------------------------------------

     THE SHARES OF AMERICAN NATIONAL BANCORP, INC. COMMON STOCK TO BE ISSUED IN THE REORGANIZATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------

The date of this Proxy Statement/Prospectus is ____________, 1998.

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY                                                                      (i)

INTRODUCTION                                                                   1

THE REORGANIZATION                                                             2

         General                                                               2
         Reasons for the Reorganization                                        2
         Summary of the Reorganization                                         4
         Special Meeting of Shareholders                                       5
         Operation of the Bank Following the Reorganization                    6
         Conditions Precedent to the Reorganization                            6
         Closing Date                                                          7
         Resales of Holding Company Stock                                      7
         Tax Considerations                                                    8
         Securities Regulation                                                12
         Expenses of Reorganization                                           13

RIGHTS OF DISSENTING STOCKHOLDERS OF BANK                                     13

AMERICAN NATIONAL BANCORP, INC.                                               14

         History, Business, and Properties                                    14
         Management                                                           14
         Principal Shareholders                                               15
         Description of Holding Company's Common Stock                        15
         Executive Compensation                                               16
         Transactions with Related Parties                                    16
         Certain Anti-Takeover and Indemnification Provisions                 16

AMERICAN NATIONAL BANK-FOX CITIES                                             18

         History, Business, and Properties                                    18
         Management                                                           20
         Business Background of Directors and Executive Officers              20
         Executive Compensation                                               22
         Director Compensation                                                23
         Board Review of Management Compensation                              23
         Principal Shareholders                                               24

         Description of the Stock of the Bank                                 25
         Transactions with Related Parties                                    25
         Indemnification of Directors and Officers                            25
         Shares of the Stock Owned or Controlled by Management                26
         Recommendation of the Bank's Board of Directors                      26

FINANCIAL INFORMATION                                                         26

COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK                           27

         Authorized Shares and Par Value                                      27
         Voting Rights                                                        27
         Dividends                                                            29
         Market for the Stock                                                 30
         Value                                                                33
         Other                                                                34

SUPERVISION AND REGULATION                                                    35

         General                                                              35
         Banking Regulation                                                   35
         Capital Requirements for Holding Company and Bank                    36
         Liquidity Requirements for Holding Company and Bank                  37
         FDIC Insurance Premiums                                              38
         Loan Limits to Borrowers                                             38
         Recent Regulatory Developments                                       38

AVAILABLE INFORMATION                                                         39

LEGAL MATTERS                                                                 40



EXHIBIT A - Agreement and Plan of Reorganization
EXHIBIT B - Tax Opinion of Boardman, Suhr, Curry & Field LLP
EXHIBIT C - United States Code Sections
EXHIBIT D - Restated Articles of Incorporation of American National Bancorp,
            Inc.

                                     SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus/Proxy Statement. This summary is necessarily incomplete and selective, and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement. Shareholders are urged to review carefully the entire Prospectus/Proxy Statement including the Exhibits.

Parties American National Bancorp, Inc. ("Holding Company") 2200 North Richmond Street
                  Appleton, Wisconsin  54911
                  (920) 739-1040

                  American National Bank-Fox Cities ("Bank")
                  2200 North Richmond Street
                  Appleton, Wisconsin  54911
                  (920) 739-1040

     The Holding Company, a Wisconsin corporation, was organized at the request of the management of the Bank for the purpose of becoming a one-bank holding company for the Bank. The Holding Company is currently in the organizational stage and has no operating history. See "AMERICAN NATIONAL BANCORP, INC. - History, Business, and Properties." The Bank is a bank chartered by the Comptroller of the Currency and has been operating as a commercial bank in Appleton, Wisconsin since 1993. The Bank offers comprehensive banking services to the residential, commercial, industrial and agricultural areas that it serves. Such services include agricultural, commercial, real estate and personal loans; checking, savings and time deposits; and other customer services, such as safe deposit facilities. See "AMERICAN NATIONAL BANK-FOX CITIES - History, Business, and Properties."

The Reorganization

     The Board of Directors of the Bank proposes to form a bank holding company for the Bank. The Holding Company will acquire all the outstanding shares of the Bank through a reorganization ("Reorganization"). As a result of the Reorganization, the Holding Company will be owned by the former Bank shareholders and the Bank will become a wholly-owned subsidiary of the Holding Company. For more information about the Reorganization, see "THE REORGANIZATION
- Summary of the Reorganization" and the Agreement and Plan of Reorganization attached as Exhibit A.



                                       (i)

Special Meeting of Shareholders

     A special meeting of the shareholders of the Bank will be held on September 2, 1998, at 7:00 p.m., at the Columbus Club, 2531 North Richmond Street, Appleton, Wisconsin. The purpose of the meeting is to consider and vote upon the formation of a bank holding company pursuant to the Agreement and Plan of Reorganization attached as Exhibit A. Shareholders of record as of the close of business on August 21, 1998, will be entitled to vote at the meeting. The affirmative vote of the holders of two-thirds (66.67%) of the outstanding Bank stock will be required to approve the transaction. Directors and executive officers of the Bank own or control, directly or indirectly, approximately 25.3% of the outstanding Bank stock. See "THE REORGANIZATION - Special Meeting of Shareholders."

Recommendation of the Bank's Board of Directors

     The Board of Directors of the Bank believes that the proposed Reorganization will benefit the Bank and is in the best interests of its shareholders. Accordingly, the Board recommends that its shareholders vote their Bank shares to approve the Reorganization. See "THE REORGANIZATION - Reasons for the Reorganization" and "AMERICAN NATIONAL BANK- FOX CITIES - Recommendation of the Bank's Board of Directors."

Effect on Bank Shareholders

     Subject to certain limitations and appraisal rights provided by law, on the effective date of the Reorganization each outstanding share of Bank common stock outstanding immediately prior to the effective date will be exchanged for one share of Holding Company stock, and the Bank shareholders will become the shareholders of the Holding Company.

Dissenters' Rights

     Under certain provisions of the United States Code, holders of Bank stock have the right to object to the Reorganization and demand payment of the fair value of their shares in cash if they (i) either vote against the reorganization at the special meeting of the shareholders or give written notice to the Holding Company of their intent to demand payment for their shares at or before the shareholder meeting, (ii) demand payment in writing before the date stated in the dissenters' notice, (iii) surrender their Bank stock certificates, and (iv) take certain other actions. See "RIGHTS OF DISSENTING STOCKHOLDERS OF BANK" and Exhibit B.



                                      (ii)

Federal Income Tax Consequences

     The Reorganization has been structured with the intent that it qualify for federal income tax purposes as a tax-free transaction, so that shareholders of the Bank will recognize no gain or loss on the exchange of their Bank stock for Holding Company stock. Exhibit B to this Prospectus is an opinion of counsel that the Reorganization is a tax-free transaction. The opinion of counsel will not be binding on the Internal Revenue Service. See "THE REORGANIZATION - Tax Considerations."

Date of the Reorganization

     The Reorganization will take place as promptly as practicable after receipt of all necessary approvals of governmental agencies and authorities and satisfaction of certain other terms and conditions. See "THE REORGANIZATION - Closing Date."

Conditions for the Reorganization

     The Reorganization is conditioned upon approval by the Office of the Comptroller of the Currency, the Federal Reserve Board and at least two-thirds (66.67%) of the outstanding stock of the Bank, and upon other terms and conditions. See "THE REORGANIZATION Conditions Precedent to the Reorganization." The Holding Company and the Bank may amend, modify or waive certain conditions if, in the opinion of the Boards of Directors of the Holding Company and the Bank, the action would not have a material adverse effect on the benefits intended for holders of Holding Company stock.

Right of First Refusal and Certain Other Anti-Takeover Provisions

     The Restated Articles of Incorporation of the Holding Company contain a provision giving the Holding Company a right of first refusal to purchase shares of its stock at a price and on the terms and conditions offered to a shareholder by a prospective purchaser. Transactions with a shareholder's spouse and certain other stock transactions are permitted. The right of first refusal may limit a shareholder's ability to sell shares to purchasers other than the Holding Company. In addition, the right of first refusal may reduce the likelihood of another buyer obtaining control of the Holding Company through the acquisition of large blocks of Holding Company stock. The Bank's Articles of Incorporation do not contain a comparable limitation. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK - Market for the Stock."



                                      (iii)

     The Board of Directors is considering whether to convert the Holding Company to an S Corporation as defined under Section 1361 of the Internal Revenue Code ("Code"). An S Corporation is an entity that allows the Holding Company to retain its corporate status but be taxed like a partnership. This means that Holding Company profits will not be taxed at the corporate level. The Board has not made a final decision on this issue. Under Section 1361(b)(1)(A) of the Code, an S Corporation may have no more than 75 shareholders. Moreover,
Section 1361(b) of the Code limits the types of persons or entities who may not be shareholders of an S Corporation. For these reasons, the Holding Company's Restated Articles prohibit transfers of stock, without the prior written consent of the Holding Company, to persons ineligible to be shareholders of an S Corporation under Section 1361(b) of the Code. This limitation applies to Holding Company stock in the hands of shareholders, including subsequent transferees. This provision may limit a shareholder's ability to sell shares to other purchasers and may also limit a formation of a market for the stock outside the Holding Company. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK - Market for the Stock."

     The Holding Company's Restated Articles of Incorporation contain certain other provisions that may have an effect of delaying, deferring or preventing a change in control of the Company. The Articles provide that the Board of Directors shall consist of three classes of directors, each serving for a three-year term ending in a successive year. This provision may make it more difficult to effect a takeover of the Holding Company because an acquiring party would generally need two annual meetings of shareholders to elect a majority of the Board of Directors. The Articles also require the affirmative vote of seventy-five percent (75%) of the outstanding shares of voting stock to approve certain fundamental changes such as mergers or consolidations of the Holding Company or the sale or lease of all or substantially all of the Holding Company's assets, unless such changes have received advance approval of seventy-five percent (75%) of the Company's directors, in which case the required vote is a majority.

     The Restated Articles of Incorporation also provide that the Holding Company is subject to the provisions of Sections 180.1130 to 180.1132 of the Wisconsin Business Corporation Law, relating to shareholder approval of certain business combinations. Under these provisions, a business combination between the holding company and a significant shareholder (a shareholder who owns ten percent (10%) or more of the outstanding shares of the Holding Company stock) requires the approval of eighty percent (80%) of the outstanding shares and two-thirds (66.67%) of the disinterested shareholders. These provisions seek to insure that minority shareholders who do not tender their shares in a first step tender offer receive a "fair price" for their shares in a subsequent second step merger after the bidder has gained control of the Holding Company. These voting requirements do not apply if the value received by each shareholder is at least equal to the highest of the highest per share price received by any other shareholder selling stock to the significant shareholder either in the transaction in which that shareholder became a significant shareholder or within two (2) years before the date of the second step transaction or the market value


                                      (iv)
per share on certain dates specified in the statute. Also, the consideration received by the shareholder in the second step must be cash or in the same form as the significant shareholder previously paid for shares of the Holding Company. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK - Voting Rights."

     The Holding Company's Restated Articles of Incorporation further provide that the provisions of the Articles establishing the Holding Company's classified board of directors, establishing additional voting requirements, and giving the Holding Company a right of first refusal to purchase its stock and right to prior consent before a transfer of stock is made to a person not eligible to be a shareholder of an S Corporation under Section 1361(b) of the Code, may be amended only by the affirmative vote of not less than seventy-five percent (75%) of the outstanding shares of voting stock of the Holding Company. See "AMERICAN NATIONAL BANCORP, INC. - Certain Anti-Takeover and Indemnification Provisions" and "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK - Voting Rights."

     By contrast with the Holding Company, the Bank is not subject to anti-takeover provisions in its Articles of Incorporation, Bylaws, or under applicable banking law.


                                       (v)

                   ------------------------------------------

                                 PROXY STATEMENT
                                       AND
                                   PROSPECTUS
                   ------------------------------------------

                                  INTRODUCTION


     American National Bancorp, Inc. ("Holding Company") is a business corporation organized at the request of the management of the American National Bank-Fox Cities ("Bank") for the purpose of the reorganization. See "AMERICAN NATIONAL BANCORP, INC." The Bank is a national banking association that has been operating as a commercial bank in Appleton, Wisconsin since 1993. See "AMERICAN NATIONAL BANK-FOX CITIES."

     The reorganization is being conducted for the purpose of forming a holding company for the Bank, according to a plan of reorganization approved by the Board of Directors of the Holding Company and by the Board of Directors of the Bank. See "THE REORGANIZATION - Summary of the Reorganization." The Board of Directors of the Bank believes that the formation of a bank holding company will benefit the Bank and its shareholders. See "THE REORGANIZATION - Reasons for the Reorganization" and "AMERICAN NATIONAL BANK- FOX CITIES - Recommendation of the Bank's Board of Directors."

     This Prospectus contains information intended to help each Bank shareholder decide whether to vote to approve the formation of a bank holding company. See, for example, "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK." The Board of Directors of the Holding Company urges each Bank shareholder to carefully read the entire Prospectus.

                               THE REORGANIZATION


General

     The reorganization is designed to offer shareholders of the American National Bank-Fox Cities ("Bank") the opportunity to form a bank holding company. Pursuant to the reorganization, the following steps have already occurred:

     1. American National Bancorp, Inc. ("Holding Company"), a Wisconsin business corporation, has been incorporated for the purpose of participating in the reorganization and becoming a bank holding company.

     2. The Board of Directors of the Bank and the Board of Directors of the Holding Company have adopted and approved an Agreement and Plan of Reorganization.

     The following steps,  among others,  remain to be completed pursuant to the
reorganization   (See  "THE   REORGANIZATION  -  Conditions   Precedent  to  the
Reorganization"):

     1. The shareholders of the Bank must approve the reorganization by the affirmative vote of two-thirds (66.67%) of the outstanding Bank stock.

     2.   The  Federal   Reserve  Board  must  approve  the  Holding   Company's
          application to become a bank holding company under the Bank Holding Company Act of 1956 ("Act").

     3.   The Comptroller of the Currency must approve the reorganization.

Reasons for the Reorganization

     The Board of Directors of the Bank recommends the reorganization because it believes that a bank holding company will offer opportunities to the Bank to compete more effectively and to expand its services in type, in number, and in geographical scope. In addition, the Board believes that the formation of a holding company will provide benefits to the shareholders and to its community.

     Flexibility. The proposed reorganization will, in the opinion of the Board, better prepare the Bank for responding flexibly and efficiently to future changes in the laws and regulations governing banks and bank-related activities. Often, opportunities arise for bank holding companies that are not available to banks, and vice versa. The bank holding company corporate structure may prove valuable in taking advantage of any new opportunities in banking and bank-related fields that are made available by deregulation or otherwise.

     Market for the Stock. Under federal law, a national bank is prohibited from purchasing its own stock, except in certain limited circumstances. Therefore, any Bank shareholder who desires to sell his or her Bank stock must generally locate a person willing to purchase the stock.

     The Holding Company will not be prohibited by law from purchasing Holding Company stock, unless such a purchase would make the Holding Company insolvent. Therefore, the Holding Company may become a potential buyer of that stock, and may create a market that presently does not exist. The Holding Company will not be required to purchase stock, but may do so in the discretion of its Board of Directors. In certain circumstances, approval by the Federal Reserve Board may be required for the purchase of Holding Company stock. For more information about the Holding Company's ability to purchase stock, see "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK - Market for the Stock."

     Expansion. The principal means for a bank to seek continued growth, apart from utilizing more fully the business potential within its present market area, is by use of the holding company structure to reach into other geographic markets. After the reorganization, the Holding Company will be able to, and may, subject to approval of regulatory authorities, create new banks or acquire existing banks anywhere in Wisconsin and neighboring states. The Holding Company has no present plans to acquire any such banks.

     Diversification. The proposed bank holding company offers the ability to diversify the business of the Bank by creating or acquiring corporations engaged in bank-related activities. Diversification into bank-related activities is governed by the Bank Holding Company Act of 1956, and the regulations of the Federal Reserve Board promulgated pursuant to that Act. The range of activities in which the Holding Company may engage through nonbank subsidiaries includes, subject to approval of the Federal Reserve Board, loan service companies, mortgage companies, independent trust companies, small loan and factoring companies, equipment leasing companies, credit life and disability insurance companies, and certain insurance, advisory, and brokerage operations. The Holding Company may in the future engage directly or through subsidiaries in one or more of those activities. However, the timing and extent of those operations by the Holding Company will depend on many factors, including competitive and financial conditions existing in the future as well as the then financial condition of the Holding Company and the Bank.

     Capital Requirements. The proposed reorganization will also provide, in the opinion of the Board, greater flexibility in meeting financing needs of the Bank or other banks or corporations acquired by the Holding Company. Currently, there is no need for the Bank to obtain additional capital. If the need for additional capital should arise, however, those capital requirements of the Bank could be obtained through borrowings by the Holding Company, which would then be paid to the Bank by the Holding Company as a capital contribution or as a purchase of additional Bank stock. The loan to the Holding Company would be paid with dividends received from the Bank, which would not be taxable to the Holding Company if it holds at least 80% of the Bank stock. The interest expense incurred by the Holding Company on the loan could be used to offset Bank earnings on a consolidated federal income tax return.

     General. The Board believes that greater overall strength will result to the Bank through the formation of the Holding Company. The formation of the Holding Company is not part of a plan or effort to adversely affect any shareholder, or to unduly benefit any shareholder, director, or officer. Except for those shareholders who exercise dissenter's rights, the proportionate interests of the Bank shareholders in the Holding Company stock will be identical to their current proportionate interests in the Bank stock.

Summary of the Reorganization

     The Holding Company intends to acquire all of the outstanding stock of the Bank through a reorganization. To perform the reorganization, the Holding Company will incorporate a new bank, called New American National Bank-Fox Cities ("New Bank"), as a wholly-owned subsidiary of the Holding Company. The New Bank will not conduct any banking business or any other business. It will have no employees, no liabilities, no operations, and (except for a nominal capital contribution required by law) no assets. It will be a "shell" corporation, and will be incorporated for the sole purpose of assisting in the reorganization.

     To perform the reorganization, the Bank will be merged into the New Bank. The stock of the Bank now held by the shareholders will be converted into the Holding Company stock at the rate of one share of the Holding Company stock for each one share of Bank stock that they currently own. Therefore, the Bank shareholders will become shareholders of the Holding Company. In addition, by virtue of the merger of the Bank into the New Bank, the Bank will become a wholly-owned subsidiary of the Holding Company.

     Currently, the Bank shareholders own all 75,580 shares outstanding of the Bank's stock. After the reorganization, the Holding Company will own the Bank, and the former Bank shareholders will own the Holding Company.

                CURRENT                            AFTER REORGANIZATION
   -------------------------------------    -----------------------------------
            Shareholders                                 Shareholders
    75,580 shares (100%) of Bank stock       75,580 shares (100%) of Holding
                                             Company stock
   -------------------------------------    -----------------------------------

             ------------                   ------------------------------------
                Bank                                    Holding Company
             ------------                    75,580 shares (100%) of Bank stock
                                            ------------------------------------

                                                        ---------------
                                                              Bank
                                                        ---------------

Special Meeting of Shareholders

     The regulations of the Comptroller of the Currency require that at least two-thirds (66.67%) of the outstanding stock of a national bank approve a merger of that bank. Because the reorganization will be conducted as a merger of the New Bank and the Bank, that requirement must be fulfilled.

     A vote on the proposed holding company will be taken at the special meeting of shareholders of the Bank, to be held on Wednesday, September 2, 1998, at 7:00 p.m., at the Columbus Club, 2531 North Richmond Street, Appleton, Wisconsin. The close of business on August 21, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date there were outstanding and entitled to vote 75,580 shares of Bank stock. Each outstanding share of Bank stock entitles the record holder to one vote on all matters to be acted upon at the meeting. The presence at the meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of Bank stock entitled to vote will constitute a quorum for the transaction of business. The affirmative vote of 50,387 of the issued and outstanding shares of Bank stock is required to approve the holding company. The Bank's articles of association and by-laws do not address the issue of whether a vote for abstention is treated as a "yes" vote or "no" vote. Accordingly, for purposes of voting at this special meeting of shareholders, abstentions are treated as "no" votes.

     THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT HOLDERS OF BANK STOCK VOTE "FOR" THE TRANSACTION. See "AMERICAN NATIONAL BANK-FOX CITIES - Recommendations of the Bank's Board of Directors." As of the date of this Prospectus, the directors and executive officers of Bank owned or controlled 19,148 shares, or 25.3% percent, of the Bank stock outstanding. See "AMERICAN NATIONAL BANK-FOX CITIES - Management." The directors and officers of Bank have indicated that they will vote to approve the transaction, and are soliciting proxies from Bank shareholders.

     Each shareholder is encouraged to return the enclosed Proxy (on blue paper), even if he or she intends to attend the meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with the instructions on the proxy. Proxies containing no instructions will be voted "FOR" approval of the holding company. On any other matters properly brought before the meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies. Any shareholder executing and returning a proxy may revoke it by (1) submitting a later proxy to Bank, (2) giving written notice to Bank, or (3) attending the meeting and voting in person. However, the mere presence of a holder of Bank stock at the meeting will not operate to revoke a proxy previously executed and submitted, unless that shareholder indicates at the meeting that he or she wishes to vote directly. Failure to submit a proxy or to vote at the meeting has the same effect as a negative vote for purposes of approving or disapproving the transaction.

     Federal law provides appraisal rights to holders of Bank stock who dissent from the merger, if statutory procedures are followed. See "RIGHTS OF DISSENTING SHAREHOLDERS OF BANK."

Operation of the Bank Following the Reorganization

     The Holding Company anticipates that, following the reorganization, the business of the Bank will be conducted substantially unchanged from the manner in which it is now being conducted. The Bank's name will not be changed. The Holding Company anticipates that the Bank will be operated under substantially the same management, and no changes in personnel are anticipated as a result of the reorganization. After the reorganization, the Bank will continue to be subject to regulation and supervision by regulatory authorities, to the same extent as currently applicable. See "SUPERVISION AND REGULATION." The Bank will continue to prepare an annual report in the same format as in prior years, and the Holding Company will send to all of its shareholders a consolidated annual report, in a similar format as that used in the Bank's report. The Holding Company will convene an annual meeting of its shareholders, at a similar time and for similar purposes as the Bank's annual meeting.

Conditions Precedent to the Reorganization

     The Agreement and Plan of Reorganization (Exhibit A) provides that the consummation of the reorganization is subject to certain conditions that have not yet been met, including, but not limited to, the following:

     1. No investigation, action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened seeking to restrain, prevent or change the reorganization or otherwise arising out of or concerning the reorganization.

     2. The application by the Holding Company to be a registered bank holding company under the Bank Holding Company Act of 1956 ("Act") must have been approved by the Federal Reserve Board.

     3. The Comptroller of the Currency must have granted all required approvals for consummation of the reorganization.

     4. The reorganization must have been approved by shareholders owning at least two-thirds of the outstanding Bank stock.

     5. The Holding Company and the Bank must have received an opinion from counsel for the Holding Company and the Bank to the effect that the reorganization will be a tax-free reorganization (that opinion is attached to this Prospectus as Exhibit B).

     6. No change shall have occurred or be threatened in the business, financial condition or operations of the Bank, which, in the judgment of the Holding Company, is materially adverse.

     7. No more than five percent (5%) of the Bank stock (3,779 shares or fewer) shall be "dissenting shares" pursuant to the exercise of dissenter's rights.

     8. The reorganization must be completed by December 31, 1998, unless extended by the both the Bank and the Holding Company.

These conditions are for the sole benefit of the Holding Company and the Bank, and may be asserted by them or may be waived or extended by them, in whole or in part, at any time or from time to time. Any determination by the Holding Company and the Bank concerning the events described above shall be final and binding.

     It is anticipated that these conditions will be met. Any waiver or extension of conditions not met will be conducted only if, in the opinion of the Boards of Directors of the Holding Company and the Bank, the action would not have a material adverse effect on the benefits intended for holders of the Holding Company stock under the reorganization. The reorganization may be terminated and abandoned by the mutual consent of the Board of Directors of the Holding Company and the Board of Directors of the Bank at any time prior to the closing date.

Closing Date

     The closing of the reorganization shall take place on a date, the "Closing Date," to be selected by the Holding Company, at the offices of the Bank, 2200 North Richmond Street, Appleton, Wisconsin; provided, however, that the Closing Date shall be a date no later than thirty (30) days after all conditions have been met and all approvals, consents and authorizations for the valid and lawful consummation of the reorganization have been obtained.

     On the Closing Date, all of the Bank shareholders' right, title and interest in and to the shares of the Bank stock, without any action on the part of the shareholders, shall automatically become and be converted into a right only to receive the Holding Company stock. Commencing on the Closing Date, the Holding Company shall issue and deliver the Holding Company stock to the shareholders as set forth in the Agreement and Plan of Reorganization (Exhibit
A).

Resales of Holding Company Stock

     The Holding Company stock issued in the reorganization has been registered under the Securities Act of 1933, as amended ("Securities Act"), and may be traded by a shareholder subject to the Holding Company's right of first refusal and consent. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK - Market for the Stock."

     Under the federal securities laws, there are certain restrictions on resales of Holding Company stock received in the reorganization by persons who are deemed to be an "affiliate" of the Bank. In general, an affiliate for these purposes would include directors and executive officers and any person who, individually or through a group, is deemed to control the Bank. Members of a family may be regarded as members of a group if, by acting in concert, they have the power to control the Bank. "Control" may be evidenced by ownership of ten percent (10%) or more of the voting securities of the Bank. Certificates for shares of Holding Company stock received by an affiliate in the reorganization will carry a legend referring to the resale restrictions. Specifically, that legend will state:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

The Holding Company will issue stop-transfer instructions to the Holding Company transfer agent with respect to such certificates. Neither the Bank nor the Holding Company will register the shares of Holding Company stock for resale, and any such registration shall be at the expense and instance of any shareholder desiring such registration.

     This Prospectus may not be used by an affiliate of the Bank or the Holding Company for the resale of Holding Company stock received pursuant to the reorganization.

Tax Considerations

     Corporate Income Tax. After the reorganization, the Holding Company will own at least 80% of the outstanding stock of the Bank. This will permit the Holding Company to file a consolidated federal income tax return with the Bank. The filing of a consolidated federal income tax return will permit the deduction of any interest expense the Holding Company may incur as an expense against the income of the Bank, and any dividend paid to the Holding Company by the Bank on the shares of the Bank's capital stock held by the Holding Company would not be taxable as income to the Holding Company. In addition, the ability to file a consolidated federal income tax return may increase the cash flow available to the Holding Company to meet its obligations. The State of Wisconsin does not permit consolidated income tax returns.

     The creation of the Holding Company creates a separate taxpayer under the Code. The Holding Company, through its consolidated tax return with the Bank and any other subsidiaries that may be formed or acquired in the future, will be required to pay federal and state income taxes on its net income. Immediately after the formation of the Holding Company, the principal income to the Holding Company will be dividends from the Bank. Those dividends will not be taxable income to the Holding Company as long as the Holding Company holds at least 80% of the outstanding Bank stock. Therefore, until such time as the Holding Company generates substantial income from sources other than Bank dividends, it is not anticipated that it will incur any significant tax liability.

     As a separate taxpayer, the Holding Company may incur a separate tax on any liquidation of the Holding Company or on an acquisition of the Holding Company's assets by a third party. Therefore, a liquidation of the Holding Company or a sale of Bank stock by the Holding Company could generate a double-level tax, a tax on the Holding Company and a tax on the Holding Company shareholders. A double-level tax can be avoided, however, if the third party acquires the Holding Company stock for cash or acquires Holding Company stock or Bank stock in a tax-free reorganization.

     Individual Income Tax. The Holding Company has been advised by its counsel, Boardman, Suhr, Curry & Field LLP, Madison, Wisconsin, that as a result of the transaction contemplated by the reorganization, for federal income tax purposes:
(i) no gain or loss will be recognized to the Bank shareholders on the conversion of their shares of Bank stock into shares of Holding Company's common stock; (ii) the income tax basis of the shares of Holding Company's common stock in the hands of the Bank shareholders will be the same as their basis in the shares of the Bank stock; and (iii) the holding period of the shares of Holding Company's common stock in the hands of the Bank shareholders will include the holding period of the shares of the Bank stock, provided the shares of the Bank stock constituted a capital asset as of the time of the reorganization. A copy of that opinion is attached hereto as Exhibit B (which opinion also includes matters pertaining to corporate tax consequences of the reorganization). Counsel is also of the opinion that the same treatment will apply for Wisconsin income tax purposes.

     The opinion is based on the following representations of the Holding Company and Bank:

     1.  The  fair  market  value  of  the  Holding   Company  stock  and  other
consideration received by each Bank shareholder will be approximately equal to the fair market value of the Bank stock surrendered in the exchange.

     2. There is no plan or intention by the Bank shareholders who own one percent (1%) or more of the Bank stock, and to the best of the knowledge of the management of the Bank, there is no plan or intention on the part of the remaining Bank shareholders to sell, exchange, or otherwise dispose of a number of shares of Holding Company stock received in the transaction that would reduce the Bank shareholders' ownership of Holding Company stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding Bank stock as of the same date. For purposes of this representation, shares of Bank stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Holding Company stock will be treated as outstanding Bank stock on the date of the transaction. Moreover, shares of Bank stock and shares of Holding Company stock held by Bank shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

     3. New American National Bank-Fox Cities ("New Bank"), as the surviving corporation, will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Bank immediately prior to the transaction. For purposes of this representation, amounts paid by the Bank to dissenters, amounts paid by the Bank to shareholders who receive cash or other property, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for normal dividends) made by the Bank immediately preceding the transfer will be included as assets of the Bank immediately prior to the transaction.

     4. Prior to the transaction, the Holding Company will be in control of the New Bank within the meaning of Section 368(c) of the Code.

     5. Following the transaction, the New Bank will not issue additional shares of its stock that would result in the Holding Company losing control of the New Bank within the meaning of Section 368(c) of the Code.

     6. The Holding Company has no plan or intention to reacquire more than fifty percent (50%) any of its stock issued in the transaction.

     7. The Holding Company has no plan or intention to liquidate the New Bank, to merge the New Bank with and into another bank or corporation, to sell or otherwise dispose of the stock of the New Bank, or to cause the New Bank to sell or otherwise dispose of any of the Bank's assets acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(c) of the Code.

     8. The liabilities of the Bank assumed by the New Bank and the liabilities to which the transferred assets of the Bank are subject, were incurred in the ordinary course of Bank's business.

     9. Following the transaction, the New Bank will continue the historic business of the Bank or use a significant portion of Bank's business assets in a business.

     10. The Holding Company, Bank, New Bank, and the Bank's shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

     11. There is no intercorporate indebtedness existing between the Holding Company and the Bank or between the New Bank and the Bank which was issued, acquired or will be settled at a discount.

     12. No two parties to the transaction are investment companies as defined in Section 368(1)(2)(F)(iii) and (iv) of the Code.

     13. The Bank is not under the jurisdiction of a court in a Title 11 (bankruptcy) or similar case.

     14. The fair market value of the assets of the Bank transferred to the New Bank will equal or exceed the sum of the liabilities assumed by the New Bank, plus the liabilities, if any, to which the transferred assets are subject.

     15. No stock of New Bank will be issued in the transaction.

     Based on these representations, legal counsel is of the opinion that, under current law,

     (1) The proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(D) of the Code and Chapter 71 of the Wisconsin Statutes. The reorganization will not be disqualified by reason of the fact that Holding Company common stock is used in the transaction. (Section 368(a)(2)(D) of the Code.)

     (2) No gain or loss will be recognized to the Bank on the transfer of substantially all of its assets to the New Bank in exchange for Holding Company common stock and the assumption by the New Bank of the liabilities of the Bank.

     (3) No gain or loss will be recognized to the Holding Company or the New Bank upon the receipt by the New Bank of substantially all of the assets of the Bank in exchange for the Holding Company common stock and the assumption by the New Bank of the liabilities of the Bank.

     (4) The basis of the Bank assets in the hands of the New Bank will be the same as the basis of those assets in the hands of the Bank immediately prior to the proposed transaction.

     (5) The holding period of the assets of the Bank in the hands of the New Bank will include the period during which such assets were held by the Bank.

     (6) The basis of the New Bank stock in the hands of the Holding Company will be increased by an amount equal to the basis of the Bank assets acquired by the New Bank in the transaction, and will be decreased by the amount of liabilities of the Bank assumed by the New Bank and the amount of liabilities to which the acquired assets of the Bank are subject.

     (7) No gain or loss will be recognized by the shareholders on the exchange of their Bank common stock for Holding Company common stock; provided, however, that no opinion is expressed with respect to Bank shareholders who dissent from the transaction and receive cash for their Bank stock.

     (8) The income tax basis of the Holding Company common stock to be received by the shareholders will be the same as the basis of the Bank common stock surrendered in exchange.

     (9) The holding period of the Holding Company common stock to be received by the shareholders will include the period during which the Bank common stock surrendered in exchange was held, provided that the Bank common stock is held as a capital asset on the date of the exchange.

     No tax rulings from the Internal Revenue Service have been obtained, and the opinion of counsel will not be binding on the Internal Revenue Service. Therefore, shareholders may find it advisable to consult their own counsel as to the specific tax consequences to them under the federal tax laws, as well as any consequences under applicable state or local tax laws.

     Shareholders who exercise dissenter's rights and receive cash for their Bank stock should be aware that the transaction will be a taxable transaction for federal and state income tax purposes, and those shareholders are urged to consult their tax advisors to determine the tax consequences to them under the federal tax laws, as well as any consequence under applicable state or local tax laws. The opinion of counsel attached as Exhibit B does not pertain to cash payments received pursuant to the reorganization.

Securities Regulation

     The offer to enter into this reorganization is not being made to (nor can it be accepted from or on behalf of) holders of Bank stock in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. The Holding Company is not, and shall not be, obligated to acquire any shares of Bank stock, or issue or deliver any shares of its common stock, in any jurisdiction in which the agreement to do so would not be in compliance with the securities laws of such jurisdiction. However, the Holding Company, at its discretion, may take such action as it may deem necessary or desirable to comply with the securities laws of any such jurisdiction.

     This transaction may be registered in certain states, according to the laws of those states. No securities commissioner, securities department, or similar office of any state has approved or disapproved the Holding Company stock to be issued in the reorganization or has passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary may be a criminal offense.

Expenses of Reorganization

     If the reorganization is consummated, the Holding Company and the Bank will assume and pay their respective costs and expenses, if any, incurred in connection with the reorganization. If the reorganization is not consummated, all costs and expenses will be paid by the Bank. It is estimated that those costs and expenses will be approximately $15,000.


                  RIGHTS OF DISSENTING SHAREHOLDERS OF THE BANK

     Subsections 215a(b), (c), and (d) of the United States Code, the full text of which is attached hereto as Exhibit C, set forth the procedure to be followed by any shareholder of Bank who wishes to dissent from the reorganization and obtain the value of his or her shares of Bank stock in cash in lieu of Holding Company stock pursuant to the reorganization. Shareholders should refer to Exhibit C because the following description does not purport to be a complete summary of those subsections.

     In order to exercise such dissenter's rights, a Bank shareholder (1) must either vote against the reorganization at the special meeting of shareholders or give written notice to an officer of the Bank at or before the special meeting of shareholders that he or she dissents from the reorganization, and (2) must make a written request to the Bank within 30 days after the consummation of the reorganization to receive the value of his or her shares, and that written request must be accompanied by the surrender of his or her Bank stock certificates. The written request should be addressed to: David L. Blohm, President, American National Bank-Fox Cities, 2200 North Richmond Street, Appleton, Wisconsin 54911. The law does not provide for a dissent with respect to less than all of a dissenting shareholder's shares.

     After receipt by the Bank of a timely request for payment, the law provides for an appraisal of the shares held by the dissenters. The value of those shares is to be determined by a committee of three persons, one selected by the dissenting shareholders, one selected by the directors of the Bank, and the third selected by the two so chosen. The value determined by any two of the three appraisers shall govern. The expense of appraisal is to be borne by the Bank. If the value fixed by the committee is not satisfactory to a dissenting shareholder he or she may, within five days after being notified of such value, appeal to the Comptroller, who will then appoint an appraiser or appraisers for reappraisal. The value of a dissenting Bank shareholder's shares as determined by such appraisal, or reappraisal if such is performed, is final and binding and will be paid by Bank as soon as practicable thereafter.

     If a Bank shareholder properly exercises dissenter's rights, then as of the Effective Date of the reorganization, all of the Bank stock owned by such shareholder shall cease to represent any ownership rights in the Bank, and shall be converted into the right to receive fair value for those shares, as required by law.

                         AMERICAN NATIONAL BANCORP, INC.

History, Business, and Properties

     The Holding Company was incorporated as a Wisconsin business corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin
Statutes, in April, 1998, at the direction of the management of the Bank. The Holding Company was formed to acquire the Bank stock and to engage in business as a bank holding company under the Act. A true and correct copy of the Restated Articles of Incorporation of the Holding Company is attached as Exhibit D. A copy of the Holding Company's Bylaws will be provided to any Bank shareholder upon request.

     The Holding Company is in the organizational and developmental stage, and has no earnings or history of operation. The Holding Company has no employees, no current business, and owns no property, except that the Holding Company will own all of the stock of the New Bank immediately prior to the reorganization. It has not issued any stock. It is not a party to any legal proceedings.

     The Holding Company has no present plans to engage in any activities other than as a holding company for the capital stock of the Bank, except that the Holding Company may hold real estate presently owned by the Bank. That property will be leased back to the Bank. The Holding Company's management, however, believes that the opportunities available to a bank holding company for diversification of its business and raising of capital cause the bank holding company to be a more advantageous form of operation than a bank. The Holding Company may examine and may pursue opportunities from time to time that arise for expansion of its operations and activities. See "THE REORGANIZATION - Reasons for the Reorganization."

Management

     The name, age and position of each of the Directors and executive officers of the Holding Company are as follows:

Name                                             Age        Position
----                                             ---        --------
Shirley M. Bender-Gehrt.....................     63         Director
David L. Blohm..............................     44         Director/President
Marshal T. Gorwitz..........................     44         Director
James A. Hartzheim..........................     56         Director
John A. Hennessy............................     69         Director/Chairman
Vivian R. Huth..............................     69         Director/Secretary
Erwin C. Johnson............................     63         Director
Gilbert F. Mueller, Jr......................     69         Director

Name                                             Age        Position
----                                             ---        --------
Larry L. Rice...............................     49         Director
Douglas D. Salmon...........................     58         Director
Gerald G. VanDynHoven.......................     43         Director
Martin V. Werner............................     71         Director


     A description of the business background of each of the directors and named executive officers is set forth on pages 20-22. Each of the directors and executive officers named has had the same principal occupation or employment for the past five years. Each of the directors and executive officers named has served in the capacity listed above since the incorporation of the Holding Company in April 1, 1998. The initial term of office for Mr. Werner, Ms. Huth, Mr. Hennessy and Mr. Blohm is one year; for Mr. Mueller, Ms. Bender-Gehrt, Mr. Salmon and Mr. VanDynHoven is two years; and for Mr. Rice, Mr. Hartzheim, Mr. Gorwitz and Mr. Johnson is three years. Thereafter, the term of office for all directors shall be three years. The term of office for each of the executive officers named is one year.

Principal Shareholders

     After the reorganization, the persons beneficially owning 5% or more of Holding Company common stock will be the same persons who currently own 5% or more of the Bank Stock. The directors and executive officers of the Holding Company will beneficially own the same amount of stock of the Holding Company as they presently own of the Bank. See "AMERICAN NATIONAL BANK-FOX CITIES - Principal Shareholders."

Description of Holding Company's Common Stock

     The Holding Company's authorized capital stock consists of 200,000 shares, all of one class, designated as common stock, none of which shares, as of the date hereof, is issued or out standing. The maximum number of shares of the Holding Company's common stock which will be issued to the holders of Bank stock, upon the terms and subject to the conditions of the reorganization, is 75,580 shares.

     David L. Blohm has an option to purchase 1,780 shares of Bank common stock at a price of $55.00 per share. That option must be exercised by June 30, 1999. Furthermore, Lon W. Rupnow has an option to purchase 100 shares of Bank common stock at a price of $70.00 per share. This option must be exercised by December 31, 1999. After the formation of the Holding Company, those option agreements will be revised so that Mr. Blohm and Mr. Rupnow receive shares of Holding Company common stock instead of Bank common stock.

     The Holding Company currently has no plans to sell, distribute, or otherwise issue the remaining 122,540 shares of authorized but unissued stock.

The excess 122,540 shares have been authorized at this time to provide the Holding Company with greater flexibility to expand or diversify its business in the future.

     For more information about the Holding Company's common stock, see "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK."

Executive Compensation

     Since its incorporation, the Holding Company has not paid any remuneration to any of its directors or executive officers, to date has not proposed remuneration to be made in the future to any of its directors or executive officers, and to date has not established standards or other arrangements by which its directors are compensated for services as directors, including any additional amounts payable for committee participation or special assignments. No profit-sharing plan or any other benefit plan exists or is contemplated for the Holding Company. No change in the compensation or benefits to the Bank employees is contemplated by reason of the Holding Company formation.

Transactions with Related Parties

     The Holding Company has not engaged in any transactions or entered into any contracts with any of its directors or officers. No such transactions or contracts are anticipated at this time by the Holding Company.

Certain Anti-Takeover and Indemnification Provisions

     The Holding Company's Restated Articles of Incorporation give the Holding Company a right of first refusal to purchase shares of its stock at a price and on the terms and conditions offered to a shareholder by a prospective purchaser. Transactions with a shareholder's spouse and stock pledges are permitted (although the stocks so transferred or pledged remain subject to the right of first refusal). The right of first refusal may limit a shareholder's ability to sell shares to purchasers other than the Holding Company. In addition, the right of first refusal may reduce the likelihood of another buyer obtaining control of the Holding Company through the acquisition of large blocks of holding company stock. The Articles also prevent a shareholder from transferring stock, without the prior written consent of the Holding Company, to any person that is not eligible to be a shareholder of an S Corporation under Section 1361(b) of the Internal Revenue Code, as amended. See "COMPARISONS OF BANK STOCK WITH HOLDING COMPANY STOCK - Market for the Stock."

     The Holding Company's Restated Articles contain certain other provisions that may have an effect of delaying, deferring or preventing a change in control of the Company. The Articles provide that the Board of Directors shall consist of three classes of directors, each serving for a three-year term ending in a successive year. This provision may make it more difficult to effect a takeover of the Holding Company because an acquiring party would generally need two annual meetings of shareholders to elect a majority of the Board of Directors. The Articles also require the affirmative vote of seventy-five percent (75%) of the outstanding shares of voting stock to approve certain fundamental changes such as mergers or consolidations of the Holding Company or the sale or lease of all or substantially all of the Holding Company's assets, unless such changes have received advance approval of seventy-five percent (75%) of the Company's directors, in which case the required vote is a majority.

     The Restated Articles of Incorporation also provide that the Holding Company is subject to the provisions of Sections 180.1130 to 180.1132 of the Wisconsin Business Corporation Law, relating to shareholder approval of certain business combinations only if the supermajority vote requirement is not applicable. Under these provisions, a business combination between the holding company and a significant shareholder (a shareholder who owns ten percent (10%) or more of the outstanding shares of the Holding Company stock) requires the approval of eighty percent (80%) of the outstanding shares and two-thirds (66.67%) of the disinterested shareholders. These provisions seek to insure that minority shareholders who do not tender their shares in a first step tender offer receive a "fair price" for their shares in a subsequent second step or freeze-out merger after the bidder has gained control of the Holding Company. These voting requirements do not apply if the value received by each shareholder is at least equal to the highest of the highest per share price received by any other shareholder selling stock to the significant shareholder either in the transaction in which that shareholder became a significant shareholder or within two (2) years before the date of the second step transaction or the mark value per share on certain dates specified in the statute. Also, the consideration received by the shareholder in the second step must be cash or in the same form as the significant shareholder previously paid for shares of the Holding Company. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK - Voting Rights."

     The Holding Company's Restated Articles of Incorporation further provide that the provisions of the Articles establishing the Holding Company's classified board of directors, establishing additional voting requirements, and giving the Holding Company a right of first refusal to purchase its stock and the right to prior consent before a transfer of stock is made to a person not eligible to be a shareholder of an S Corporation under Section 1361(b) of the Code, may be amended only by the affirmative vote of not less than seventy-five percent (75%) of the outstanding shares of voting stock of the Holding Company. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK - Voting Rights."

     By contrast with the Holding Company, the Bank is not subject to anti-takeover provisions in its Articles of Incorporation, Bylaws, or under applicable banking law.

     As set forth in Sections 180.0850 through 180.0859 of the Wisconsin Statutes, the Bylaws of the Holding Company require that the Holding Company indemnify a person from all reasonable expenses and liabilities asserted against, incurred by, or imposed on that person in any proceeding to which he or she is made or threatened to be made a party by reason of being or having been an officer or director of the Holding Company. Indemnification will not be made if the person breached a duty to the Holding Company in one of the following ways: (a) a willful failure to deal fairly with the Holding Company in a matter involving a conflict of interest; (b) a violation of criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the person derived improper personal profit; or (d) willful misconduct. The right to indemnification includes, in some circumstances, the right to receive reimbursement of costs and expenses in such a proceeding as they are incurred.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be available to directors and officers of the Holding Company pursuant to the foregoing provisions of its Bylaws, or otherwise, the Holding Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act.

     The Holding Company may purchase insurance against liabilities asserted against its directors, officers, employees, or agents whether or not it has the power to indemnify them against such liabilities under the provisions of its Bylaws or pursuant to applicable law. Indemnification insurance for directors, officers, employees, and agents of the Holding Company has not been purchased either by such persons or by Holding Company.


                        AMERICAN NATIONAL BANK-FOX CITIES

History, Business, and Properties

     The Bank was chartered by the Comptroller of the Currency in 1993. The Bank offers comprehensive banking services to the residential, commercial, industrial, and agricultural areas that it serves. Services include agricultural, commercial, real estate and personal loans; checking, savings, and time deposits; and other customer services, such as safe deposit facilities. The Bank's loan portfolio, as of December 31, 1997, consisted of approximately 2% consumer loans, 77% commercial loans and 21% real estate loans.

     The general banking business in the State of Wisconsin is characterized by a high degree of competition. The principal methods of competition among commercial banks are price, including interest rates paid on deposits, interest rates charged on borrowings, and fees charged, and service, including convenience and quality of service rendered to customers. In addition to competition among commercial banks, banks face significant competition from non-banking financial institutions, including savings and loan associations, credit unions, small loan companies, and insurance companies.

     There are 8 other commercial banks, 10 savings banks and 8 credit unions with offices located in Appleton. The Bank's competition comes from those institutions and others located near Appleton. Insurance companies, mortgage bankers, and brokerage firms provide additional competition for certain banking services. The Bank also competes for interest bearing funds with issuers of commercial paper and other securities, including the United States Government.

     There are no pending or threatened legal proceedings known to the Bank that, in the opinion of the directors and officers of the Bank, may be materially adverse to the Bank's financial condition, business, or operations. There are no material pending or threatened legal proceedings known to the Bank in which any director, executive officer, or affiliate of the Bank (or any associate of any of them) has a material interest that is adverse to the Bank.

     The Bank's principal banking office is located at 2200 North Richmond Street, Appleton, Wisconsin, in a facility owned by the Bank and built in 1993. On December 31, 1997, the Bank's staff included 5 officers and 9 full-time and 2 part-time employees. There are approximately 198 shareholders of the Bank.

     A critical issue has emerged in the banking industry and for the economy overall regarding how existing application software programs and operating systems can accommodate the date value for the year 2000. Many existing application software products in the marketplace were designed only to accommodate a two digit date position which represents the year (e.g., "98" is stored on the system and represents the year 1998). As a result, the year 1999 (i.e. "99") could be the maximum date value these systems will be able to accurately process. Bank management has contacted software and hardware vendors and has established target dates for Year 2000 compliance. The Bank has also begun upgrading its internal computer systems and estimates that upgrades to the hardware system will be completed by October 1998. The software system is Year 2000 compliant and non-Year 2000 upgrades to the software system will be completed by June 2000. The Bank has also contacted its commercial loan customers about this issue and has urged them to upgrade their own computer systems. The Bank has developed a contingency plan in the event its computer systems are unable to adequately address this problem. Bank management anticipates that the cost of replacing the software and hardware will be about $65,000. Bank management anticipates it will cost an additional $15,000 to $20,000 for further upgrades. Bank management does not believe that these expenditures will have a material impact on the Bank's financial condition.

Management

     The name, age and position of each of the Directors and executive officers of the Bank are as follows:

Name                                            Age    Position
----                                            ---    --------
Shirley M. Bender-Gehrt.....................    63     Director
David L. Blohm..............................    44     Director/President, CEO
Marshal T. Gorwitz..........................    44     Director
James A. Hartzheim..........................    56     Director
John A. Hennessy............................    69     Director/Chairman
Vivian R. Huth..............................    69     Director/Secretary
Erwin C. Johnson............................    63     Director
Gilbert F. Mueller, Jr......................    69     Director
Paul Northway...............................    29     Assistant Vice President
Larry L. Rice...............................    49     Director
Lon W. Rupnow...............................    43     Vice President
Douglas D. Salmon...........................    58     Director
Gerald G. VanDynHoven.......................    43     Director
Gerry L. Vanden Huevel......................    43     Assistant Vice President,
                                                          Cashier
Martin V. Werner............................    71     Director

     The term of office for all directors is one year. The directors are elected at the annual meeting of the shareholders of the Bank. All executive officers are appointed to their respective positions for a one year period by the board of directors at the annual meeting of the Bank.

Business Background of Directors and Executive Officers

Shirley M. Bender-Gehrt (Director): A former owner of Tri-City Glass, Inc. in Appleton, Ms. Bender-Gehrt is involved in the International Association of Clear Thinking (IACT).

David L. Blohm (Director, President, CEO): Mr. Blohm holds degrees in Accounting and Finance from U.W. Madison. He has twenty years of banking experience including the past four years at the Bank. This is his second year as President and CEO of the Bank.

Marshal T. Gorwitz (Director): Mr. Gorwitz is a certified public accountant with four years of small business experience in public accounting and fifteen years' experience as Controller for a real estate development company. He holds degrees in accounting and economics.

James A. Hartzheim (Director): Mr. Hartzheim is a former owner of Appleton Auto Mart and a former owner and President of Appleton Neon & Sign Co., Inc. Mr. Hartzheim is the current President of Hartzheim Properties, Inc.

John A. Hennessy (Director, Chairman): Mr. Hennessy is the former President and CEO of Valley Northern Bank, Appleton and the former President and CEO of Valley Bank, Shawano. Mr. Hennessy was an organizer and former President/CEO of American National Bank-Fox Cities. He has forty-three years of commercial banking experience.

Vivian R. Huth (Director, Secretary): Ms. Huth is the manager of Kampo Warehousing and Building Systems, and is responsible for leasing, accounting and management of various properties held by the company and its subsidiaries throughout the region.

Erwin C. Johnson (Director): Mr. Johnson holds a degree in business from the University of Wisconsin-Madison and has been a certified public accountant for thirty-seven years. He is a retired partner and shareholder of the regional public accounting firm of Schenck & Associates, S.C.

Gilbert F. Mueller, Jr. (Director): Dr. Mueller was a practicing general and vascular surgeon in Appleton from 1962 to 1990. He is the co-founder of Fox Valley Surgical Associates and has served as the medical consultant for Community Bio-Resources, Inc. from 1992 to the present.

Paul Northway (Assistant Vice President): Mr. Northway joined the bank in 1995 and is currently Assistant Vice President. He has over seven years of financial services experience. Mr. Northway earned a B.S. degree in Business Administration from the University of Wisconsin-Green Bay in 1990 and a M.B.A. degree from University of Wisconsin-Oshkosh in 1997.

Larry L. Rice  (Director):  Mr. Rice is the CEO of Rice Health Care  Facilities,
Inc.  where  his  responsibilities  include  construction,   planning,  contract
negotiation and determining capital and equipment needs.

Lon W. Rupnow (Vice President): Mr. Rupnow has been employed by the Bank since 1997. He was previously employed as a credit analyst and commercial loan officer with another bank. He is a 1985 graduate of the University of Wisconsin-Oshkosh with a B.B.A. degree.

Douglas D. Salmon (Director): Mr. Salmon is an owner of United Financial Group, Inc., an apartment development and management firm in Appleton, Wisconsin, and has other diversified business investments.

Gerald G. VanDynHoven (Director): Mr. VanDynHoven is the owner of VanDynHoven, Inc., a full-service auto dealership. Mr. VanDynHoven graduated with a degree in accounting from the University of Wisconsin-Madison. He worked as an auditor for a big-eight accounting firm prior to joining VanDynHoven, Inc.

Gerry L. Vanden Huevel (Assistant Vice President, Cashier): Ms. Vanden Huevel has twelve years of banking experience in positions including accounting, operations, data processing and customer service. She is currently Assistant Vice President and Cashier of the Bank. Prior to her banking experience, she had six years of retail sales experience.

Martin V. Werner (Director): Mr. Werner has thirty-four years of banking experience in areas including auditing, investments, marketing and lending. He is active in many community organizations including the Board of Trustees of the Appleton Cemetery Association, Inc. He is a graduate of the University of Wisconsin Graduate School of Banking.

Executive Compensation

     The following tables outline the annual compensation and estimated annual benefits payable upon retirement to Mr. Blohm for services rendered in his capacity as President of the Bank:

                           Summary Compensation Table
                           --------------------------

Name and Principal Position      Year    Salary($)(1)   Bonus ($)   Other ($)(2)
---------------------------      ----    ------------   ---------   ------------
David L. Blohm, President/CEO    1997    $74,523.12     $5,383.85   $2,369.40
                                 1996    $70,186.24     $5,836.75   $2,278.20
                                 1995    $65,508.00     $5,000.00   $188.04

(1) "Salary" includes 401(k) contributions made by the Bank on behalf of Mr. Blohm and an automobile provided to Mr. Blohm by the Bank.
(2)  Bank-paid portion of health and life insurance.

     The following table summarizes the number and value of unexercised options to purchase shares of Common Stock held at December 31, 1997 by Mr. Blohm. Mr. Blohm did not exercise any options in 1997.


                 Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal-Year-End Option Values
                 -----------------------------------------------

                                         Number of            Value of
                                         Securities           Unexercised In-
                                         Underlying Unexer-   the-Money Options
                                         cised Options at     at Fiscal Year-End
             Shares          Value       Fiscal Year-End (#)  ($)(1)
             Acquired on     Realized    Exercisable/         Exercisable/
Name         Exercise (#)    ($)         Unexercisable        Unexercisable
----------   -------------   ---------   -------------------  ------------------
David L.         0              0            1,780/0            $53,400/0
Blohm

(1) Value of unexercised in-the-money options is equal to the difference between the FMV of the securities underlying the options at December 31, 1997, and the exercise price of the options multiplied by the number of shares subject to options.

Director Compensation

     Directors are paid $150 for each regular meeting of the board of directors of the Bank. Directors are paid $50 for each committee meeting.

Board Review of Management Compensation

     The entire board of directors reviews and determines the compensation for the officers of the Bank. The executive officers that are members of the board of directors and thus participate in the decisions concerning compensation are David L. Blohm and John A. Hennessy.

Principal Shareholders

     The following table sets forth certain information regarding the beneficial ownership of the Bank's common stock as of March 31, 1998, by (i) each person who is known to the Bank to own beneficially more than five (5%) of the Bank's outstanding stock; (ii) each of the Bank's Directors; (iii) each of the Bank's executive officers; and (iv) all Directors and executive officers of the Bank as a group.

                                    Number of Shares        Percentage of Shares
Name(1)                             Beneficially Owned(2)   Beneficially Owned
-------                             ---------------------   --------------------
Shirley M. Bender-Gehrt............          729                      *
David L. Blohm.....................          220                      *
Marshal T. Gorwitz(3)..............          418                      *
James A. Hartzheim.................          208                      *
John A. Hennessy...................          400                      *
Vivian R. Huth(4)..................          497                      *
Erwin C. Johnson...................          208                      *
Gilbert F. Mueller, Jr.(5).........        2,184                     2.9%
Paul Northway......................           40                      *
Larry L. Rice......................        6,531                     8.6%
Lon W. Rupnow......................          100                      *
Douglas D. Salmon..................        6,671                     8.8%
Gerald G. VanDynHoven(6)...........          742                      *
Gerry L. Vanden Huevel.............          100                      *
Martin V. Werner...................          100                      *

Directors and executive officers
as a group.........................       19,148                    25.3%

Jon D. McMurtrie(7)................        6,671                     8.8%
Otis and Ferill Rice(8)............        6,721                     8.9%


* Less than one percent (1%).

(1) The address of each Director and executive officer is 2200 North Richmond Street, Appleton, Wisconsin 54911.
(2)  Based on the number of shares outstanding at March 31, 1998.
(3) Includes 400 shares of Bank stock held in an IRA account at Delaware Charter Guarantee for Mr. Gorwitz's benefit.
(4) Includes 497 shares of Bank stock held by a trust for which Ms. Huth and her spouse, Donald Huth, act as trustees.
(5) Includes 1,184 shares of Bank stock held by a trust for which Mr. Mueller and his spouse, Barbara, act as trustees. Also includes 1,000 shares of Bank stock held in an IRA account at Dain Bosworth.
(6) Includes 42 shares of Bank stock held by JVDH Enterprises of which Mr. VanDynHoven is the owner.
(7)  Mr. McMurtrie's address is 125 E. First Street, Appleton, Wisconsin 54911.
(8)  The Rices' address is 302 Pheasant Run, Kaukauna, Wisconsin 54130.

Description of the Stock of the Bank

     As of the date hereof, the Bank is authorized to issue 75,808 shares of common stock, all of one class, of which 75,580 shares are issued and outstanding. David L. Blohm has an option to purchase 1,780 shares of Bank common stock at a price of $55.00 per share. This option must be exercised by June 30, 1999. Lon W. Rupnow has an option to purchase 100 shares of Bank common stock at a price of $70.00 per share. This option must be exercised by December 31, 1999. After the formation of the Holding Company, the option agreements will be revised so that Mr. Blohm and Mr. Rupnow receive shares of Holding Company common stock instead of Bank common stock. The Bank has approximately 198 shareholders of record. For further information about the stock, see "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK."

Transactions with Related Parties

     The Bank has had in the ordinary course of business, and will continue to have in the future, banking transactions such as personal and business loans with its directors, officers, and/or the owners of more than ten percent of the Bank stock. Such loans are now and will continue to be on the same terms, including collateral and interest rate, as those prevailing at the same time for comparable transactions with others of similar credit standing and do not and will not in the future involve more than normal risks of collectibility or present other unfavorable features.

     At no time during 1995, 1996 and 1997 did or has the maximum aggregate direct and indirect extensions of credit to such persons and to such businesses in which such persons are interested, as a group, exceed ten percent (10%) of the Bank's capital. From time to time, the Bank has entered into nonbanking business transactions with entities with which some of its directors are affiliated. Those transactions have been at arm's length and have been at competitive prices.

Indemnification of Directors and Officers

     Wisconsin law governing indemnification of the Bank's directors, officers, and employees is substantially similar to the law governing indemnification of the Holding Company's directors, officers, and employees. For a brief discussion of that law, see "AMERICAN NATIONAL BANCORP, INC. - Indemnification of Directors and Officers and Certain Anti-takeover Provisions."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Bank pursuant to the foregoing provisions, or otherwise, the Bank has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act.

     The Bank has purchased insurance insuring the Bank, its directors and officers, against liabilities asserted against its directors and officers subject to certain conditions and limitations. Expenses of an officer or director in such a proceeding may be advanced based upon her or his agreement to repay such expenses if it is determined that he or she is not entitled to indemnification. If the officer or director is successful on the merits his expenses shall be paid; otherwise indemnification can only be made upon a showing that he or she met the applicable standard of conduct as determined by a court, a quorum of disinterested directors, by independent legal counsel, or by the shareholders.

Shares of the Stock Owned or Controlled by Management

     As of the date hereof, the executive officers and directors of the Bank own or control, directly or indirectly, 19,148 shares of the stock, or 25.3% of the total Bank stock outstanding. To the knowledge of the Holding Company no person above named has any material interest in the transaction proposed by the reorganization, direct or indirect, other than in their status as shareholders.

Recommendation of the Bank's Board of Directors

     The Board of Directors of the Bank recommends that all shareholders vote to approve the reorganization. The decision of the Board of Directors of the Bank to recommend the reorganization to the shareholders is based on their belief that the Bank's affiliation with the Holding Company is in the best interest of the Bank and its shareholders.

     Such belief is based on a number of factors, including recent and historical transactions in the Bank's capital stock, the Board of Directors' knowledge of the business, operations, properties, assets, earnings and prospects of the Bank, and the advantages provided by a holding company corporate organizational structure. The Board of Directors of the Bank did not attach a relative weight to the factors it considered in reaching its decision, but considering all factors made the determination to recommend the reorganization to the shareholders. See "THE REORGANIZATION - Reasons for the Reorganization."


                              FINANCIAL INFORMATION

     Financial statements, prepared in accordance with generally accepted accounting principles and dated December 31, 1997, accompany this Prospectus.

                            COMPARISON OF BANK STOCK
                           WITH HOLDING COMPANY STOCK

Authorized Shares

     The Bank is authorized to issue 75,808 shares of capital stock, all of one class, designated as common stock. Of those 75,808 shares, 75,580 shares are issued and outstanding. The Holding Company is authorized to issue 200,000 shares of capital stock, all of one class, designated as common stock. No Holding Company stock has been issued. Either the Bank or the Holding Company could increase the amount of authorized stock at any time by an amendment to its Articles of Incorporation approved by its shareholders.

     The Holding Company will issue less than the full amount of its 200,000 authorized shares in the reorganization. The Holding Company has no specific plans at this time regarding the sale or distribution of any authorized but unissued shares. However, if the Holding Company issues more stock in the future, the value of the stock held by existing shareholders may be diluted.

Voting Rights

     Each share of Bank stock has one vote on all matters presented to the shareholders of the Bank. Each act by the shareholders of the Bank requires a majority vote, except as otherwise provided by law. Bank shareholders are entitled to cumulative voting in the election of directors.

     Each share of Holding Company stock has one vote on all matters presented to the shareholders of the Holding Company. Generally, each act by the shareholders of the Holding Company requires a majority vote, except as otherwise provided by law. A vote of seventy-five percent (75%) of the shares is required to approve any formal share exchange, sale of substantially all of the assets or merger of the Holding Company unless the transaction has been approved by seventy-five (75%) of the directors. Amendments to Article 5 of the Holding Company's Restated Articles of Incorporation require a vote of seventy-five percent (75%) of the shares outstanding. Holding Company shareholders are not entitled to cumulative voting in the election of directors.

     There are some differences in the voting requirements imposed by the federal banking laws which govern the Bank as compared to the Wisconsin general corporate laws which govern the Holding Company. For example, under federal banking law, a shareholder vote of two-thirds of the outstanding Bank stock is required to approve a Bank merger. Under the Wisconsin Business Corporation Law, however, a vote of the majority of the outstanding Holding Company stock can approve a Holding Company merger. Additionally, under the Wisconsin Business Corporation Law, a vote of the majority of the outstanding Holding Company stock can amend the Holding Company's Restated Articles, whereas under federal banking law, a two-thirds vote of shareholders is required to amend the Bank's articles of association.

     All of the directors of the Bank are elected at each respective annual meeting. Currently, the shareholders of the Bank elect the Bank's Board of Directors at the Bank's annual meeting of shareholders held on the 10th day of April of each year or, if that date falls on a legal holiday in the state of Wisconsin, the next banking day. Bank shareholders exercise direct control over the Bank's affairs by election of the Bank's directors and by the right to vote on other Bank matters from time to time. Bank directors may be removed by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a special meeting called for that purpose.

     If the proposed reorganization is consummated, the shareholders who receive Holding Company stock will elect the Holding Company Board of Directors. The Board of Directors of the Holding Company will initially consist of twelve members. The Board will be divided into three classes as nearly equal in number as possible. Each year the term of office of one class of directors will expire. After initial terms of one, two and three years, respectively, successors to the directors in that class will be elected at the annual meeting of shareholders for a term of three years until the successors are duly elected and qualified. No Holding Company directors may be removed, with or without cause, except by an affirmative vote of seventy-five percent (75%) of the directors or of the outstanding shares entitled to vote. Any vacancy occurring in the Board, including a vacancy created by an increase in the number of Directors, may be filled by an affirmative vote of a majority of the Directors then in office until the next succeeding annual shareholders' meeting.

     The officers of the Holding Company will be elected annually by the Holding Company Board of Directors. The officers of the Holding Company will vote the shares of Bank stock held by the Holding Company, and therefore will elect the Bank Board of Directors, acting pursuant to the instructions of the Board of Directors of the Holding Company.

     There is no requirement that the boards of the Bank and of the Holding Company be identical. Shareholders of the Holding Company will exercise direct control over the Holding Company by election of the Holding Company directors and by other voting rights, and therefore will exercise indirect control over the Bank. The direct control of the Bank stock will be exercised by the Holding Company Board of Directors, who are obligated to act in the best interests of the Holding Company shareholders.

     The Restated Articles of Incorporation also provide that the Holding Company is subject to the provisions of Sections 180.1130 to 180.1132 of the Wisconsin Business Corporation Law, relating to shareholder approval of certain business combinations. Under these provisions, a business combination between the holding company and a significant shareholder (a shareholder who beneficially owns ten percent (10%) or more of the outstanding shares of the Holding Company stock) requires the approval of eighty percent (80%) of the outstanding shares of the significant shareholders and two-thirds (66.67%) of the remaining shareholders. These provisions seek to insure that minority shareholders who do not tender their shares in a first step tender offer receive a "fair price" for their shares in a subsequent second step or freeze-out merger after the bidder has gained control of the Holding Company. These voting requirements do not apply if the value received by each shareholder is at least equal to the highest of the highest per share price received by any other shareholder selling stock to the significant shareholder either in the transaction in which that shareholder became a significant shareholder or within two (2) years before the date of the second step transaction or the mark value per share on certain dates specified in the statute. Also, the consideration received by the shareholder in the second step must be cash or in the same form as the significant shareholder previously paid for shares of the Holding Company.

Dividends

     The Bank has paid cash dividends on its common stock since 1997, and expects to continue to pay dividends in the future. Recent dividends have been as follows:

                                                     Dividend
                  Year                               Per Share
                  ----                               ---------
                  1997                               $1.00
                  1998                               $.50

     It is the intention of the Board of Directors of the Holding Company to pay cash dividends on its common stock at least annually. Substantially all of the Holding Company's assets will consist of its investment in the Bank, and immediately after the reorganization the availability of funds for dividends to be paid by the Holding Company will depend primarily upon the receipt of dividends from the Bank. Dividends of the Holding Company will also be dependent on future earnings, the financial condition of the Holding Company and its subsidiaries, and other factors.

     Whether the dividends, if any, paid by the Holding Company in the future will be equal to, less than, or more than the dividends paid by the Bank in the past cannot be predicted. However, it is unlikely that dividends paid by the Holding Company in the initial few years of operation would be significantly larger than the dividends paid by the Bank in prior years, and such dividends may not be as large. If the Holding Company incurs indebtedness, such as expenses for the reorganization or a loan to purchase Holding Company stock, Bank dividends received by the Holding Company will be applied toward that indebtedness, at least in part, rather than be paid to Holding Company shareholders as dividends from the Holding Company.

     Under applicable national banking law, the Bank is restricted as to the maximum amount of dividends it may pay on its common stock. A national bank may not pay dividends except out of undivided profits. Additionally, a national bank may not pay any dividend until an amount equal to at least 10% of net income for the preceding two consecutive half years has been transferred to surplus. Such transfers are required until the surplus fund equals 100% of the bank's common capital. A bank's ability to pay dividends may also be restricted in the event that losses in excess of undivided profits have been charged against surplus and in certain other circumstances. Federal regulators have authority to prohibit a bank from engaging in any action deemed by them to constitute an unsafe or unsound practice, including the payment of dividends. In addition to the foregoing, Wisconsin business corporations such as the Holding Company are prohibited by Wisconsin law from paying dividends while they are insolvent or if the payment of dividends would render them unable to pay debts as they come due in the usual course of business.

Market for the Stock

     (a) In General: The Bank has approximately 198 shareholders of record. No established public trading market exists for the Bank stock. No brokerage firm regularly makes a market for the Bank stock. The stock is infrequently traded, and the current market for the stock is limited. The Bank is prohibited by law from purchasing its own shares except in limited circumstances.

     Similarly, there will be no established public trading market for Holding Company stock. Unlike the Bank, however, the Holding Company will generally be able to purchase its own shares. In some circumstances, a bank holding company may not purchase its own shares without giving prior notice to the Federal Reserve Board. If the Holding Company desires to purchase as much as 10% (in value) of its own stock in any 12-month period, it may be required in some instances to obtain approval for so doing from the Federal Reserve Board. If less than 10% is purchased, however, the Holding Company is restricted only by sound business judgments, its prior commitments, and the consolidated financial condition of the Holding Company and its subsidiaries. In no event may a Wisconsin corporation purchase its own shares when the corporation is insolvent or when such a purchase would make it insolvent. Although the Holding Company may generally, in the Board's discretion, purchase shares of its stock, it is not obligated to do so.

     (b) Right of First Refusal: Pursuant to Article 5(C) of its Restated Articles of Incorporation, the Holding Company shall have a right of first refusal to purchase any shares of its stock at the price and on the terms and conditions offered to any Holding Company shareholder by a prospective purchaser. Shareholders should refer to Article 5(C) of the Articles, attached as Exhibit D. The following description does not purport to be a comprehensive statement of the terms of the Holding Company's right of first refusal.

          (i) Summary of the Provision. The right of first refusal shall apply to all sales, assignments, or dispositions of any right, title or interest in or to Holding Company shares, whether voluntary or by operation of law, except for
(1) transactions between a shareholder and his or her spouse, and (2) any pledge of Holding Company stock. Transferees in either of the transactions described in

(1) or (2) shall be subject to the Holding Company's right of first refusal. The Holding Company is not obligated to make any purchases of the Holding Company stock, but may do so at the discretion of its Board of Directors.

     In the event a shareholder (the "Selling Shareholder"), desires to dispose of his or her shares of stock, or any portion thereof (the "Offered Shares"), other than in a transaction of the type described in (1) or (2) above, without first obtaining the written consent of the Holding Company, the Selling Shareholder, first, shall give the Holding Company written notice of his or her intent to do so, stating the identity of the proposed transferee of the Offered Shares, the number of Offered Shares the Selling Shareholder proposes to transfer, the proposed consideration for the Offered Shares and the other terms and conditions of the proposed transfer of the Offered Shares. The Holding Company shall have a right of first refusal to acquire all, but not less than all, of the Offered Shares for the consideration and on the other terms and conditions offered by the proposed transferee and as contained in the written notice given to the Holding Company by the Selling Shareholder. The Holding Company shall exercise its right to acquire the Offered Shares by giving written notice to the Selling Shareholder, indicating the number of Offered Shares it will acquire, within thirty (30) days following receipt of the written notice from the Selling Shareholder. If the Holding Company does not exercise its acquisition rights within that time period, the Selling Shareholder shall be free for a period of thirty (30) days thereafter to transfer all of the Offered Shares to the transferee identified in the written notice to the Holding Company, at the same consideration and on the same terms and conditions set forth in the notice. After giving notice of the intended transfer, the Selling Shareholder shall refrain from participating as an officer, director or shareholder of the Holding Company with respect to the Holding Company's decision on whether or not to acquire the Offered Shares unless requested by the other shareholders holding a majority of the Holding Company's outstanding shares of capital stock, not including the shares held by the Selling Shareholder. As a condition precedent to the effectiveness of any transfer of Offered Shares, the transferee shall agree in writing to be bound by all of the terms and conditions of the Holding Company's right of first refusal.

     Each certificate representing shares of Holding Company stock shall bear a legend in substantially the following form:

          "The shares represented by this certificate and any sale, transfer, or other disposition thereof are restricted under and subject to the terms and conditions contained in Article 5 of the Corporation's Restated Articles of Incorporation, a copy of which is on file at the offices of the Corporation."

     The provisions of the Holding Company's Restated Articles of Incorporation relating to this right of first refusal may not be amended, altered or repealed except by the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of Holding Company stock.

          (ii) Potential Anti-takeover and Other Effects. The Holding Company's right of first refusal may reduce the ability of third parties to obtain control of the Holding Company. In particular, the Holding Company's right to match the price offered by a prospective buyer might make acquisitions of large blocks of Holding Company stock by other buyers more difficult. The right of first refusal might also discourage tender offers, proxy contests, or other attempts to gain control of the Holding Company through the acquisition of voting stock. Shareholders who might support the takeover of the Holding Company in a given situation could amend, alter or repeal the right-of-first-refusal provision only by obtaining an affirmative vote of seventy-five percent (75%) of the issued and outstanding shares.

     Because of these effects, this provision may render removal of current management by a new owner less likely. This could be the case whether or not such removal would be beneficial to shareholders generally. Another overall effect of the provision may be to limit shareholder participation in transactions such as tender offers.

     Whether the right of first refusal serves as an advantage to management or to shareholders depends on the particular circumstances. In a hostile tender offer, for example, members of management and shareholders who support the present ownership may benefit from the provision, while shareholders desirous of participating in the tender offer or removing management would be disadvantaged.

     The Holding Company's Restated Articles of Incorporation contain provisions having anti-takeover effects in addition to the right-of-first-refusal provision described above. See "AMERICAN NATIONAL BANCORP, INC. - Certain Anti-Takeover and Indemnification Provisions."

          (iii) Reasons for the Right of First Refusal. The Boards of Directors of the Holding Company and the Bank believe that giving the Holding Company a right of first refusal to purchase shares of its stock is in the best interests of the Holding Company and its shareholders and the Bank. One of the purposes of forming a Holding Company for the Bank is to enable the Bank to continue under local control. The proposed right of first refusal effectuates this purpose by providing a mechanism for assuring local control of the Holding Company and the Bank. The proposal is not the result of Bank management's knowledge of any specific effort to obtain control of the Bank by means of a merger, tender offer, solicitation in opposition to management or otherwise. Nevertheless, the Boards of Directors are concerned that, without this provision, local control of the Bank may not be achieved over the long term.

     (c) Holding Company Consent: The Board of Directors is considering whether to convert the Holding Company to an S Corporation as defined under Section 1361 of the Code. The Board has not made a final decision on this issue. Under
Section 1361(b)(1)(A) of the Code, an S Corporation may have no more than 75 shareholders. Moreover, Section 1361(b) of the Code limits the types of persons or entities who may not be shareholders of an S Corporation. For these reasons, pursuant to Article 5(C) of the Holding Company's Restated Articles of Incorporation, a shareholder may not transfer Holding Company stock, without the prior written consent of the Holding Company, to any person that is not eligible to be a shareholder of an S Corporation under Section 1361(b) of the Code, or any successive provision of the Code in effect at the time of the proposed transfer, or that would cause the Holding Company to have more than the maximum permitted number of shareholders under Section 1361(b) of the Code or any successor provision of the Code if, at the time of the proposed transfer, the Holding Company is an S Corporation for the purposes of Section 1361 of the Code. Shareholders should refer to Article 5(C) of the Restated Articles of Incorporation, attached as Exhibit D. This provision may not be amended, altered or repealed except by the affirmative vote of at least seventy-five percent (75%) of the shares of Holding Company stock.

Value

     As of March 31, 1998, the net tangible book value per share of the Bank stock, according to the Bank's internal financial statements, was approximately $66.35. Net tangible book value is the total shareholder's equity in the Bank less intangible assets. Net tangible book value per share is determined by dividing the net tangible book value of the Bank by the number of outstanding shares of common stock. To the best knowledge of the Bank, there have been 30 different transfers of Bank stock, involving a total of 3,300 shares of Bank stock, between January 1, 1996, and the date of this Prospectus.

     The following is a listing of sales of Bank stock known to the Bank since January 1996. Where no "Price Per Share" is stated, the price is not known to the Bank.

            Date                      Shares                Price Per Share
            -----                     ------                ---------------
           1/30/96                      50
           5/15/96                     266                     $80.00
           5/15/96                     266                     $80.00
           5/15/96                     266                     $80.00
           5/15/96                     266                     $80.00
           5/15/96                     200                     $80.00
           5/15/96                      18                     $80.00
           5/15/96                      84                     $80.00
           5/15/96                      29                     $80.00
           5/15/96                      42                     $80.00
           5/15/96                       8                     $80.00
           5/15/96                      47                     $80.00
           5/15/96                       8                     $80.00
           5/15/96                      50                     $80.00
           5/15/96                      50                     $80.00
           5/23/96                     100
           7/10/96                     100

            Date                      Shares                Price Per Share
            -----                     ------                ---------------
           9/6/96                      500                     $75.00
           2/10/97                      10                     $80.00
           3/11/97                      20                     $80.00
           4/13/97                      15                     $80.00
           5/7/97                      400                     $75.00
           6/19/97                     200                     $75.00
           7/28/97                     100                     $90.00
           4/1/98                       25                    $100.00
           4/1/98                       25                    $100.00
           4/1/98                       25                    $100.00
           4/1/98                       25                    $100.00
           4/14/98                     100                    $100.00
           5/11/98                       5                    $100.00

     If David L. Blohm and Lon Rupnow should exercise their options, the value of all shares of the Holding Company held by existing shareholders will be diluted by $0.29 per share. If the Holding Company issues more stock in the future, the value of the stock held by existing shareholders may be further diluted.

Other

     (a) Liquidation Rights: Shareholders of the Bank and the Holding Company are entitled to share pro rata in the net assets of the organization, after payment of all liabilities, if the organization is ever liquidated.

     (b) Preemptive Rights: Shareholders of the Bank have preemptive rights to acquire additional shares of the organization that may be issued in the future. Shareholders of the Holding Company will not have preemptive rights. Authorized but unissued shares of Holding Company may be issued for cash or other consideration on authorization of the Board of Directors for proper corporate purposes.

     (c) Conversion Rights: Neither the Bank stock nor the Holding Company stock is convertible into any other security.

     (d) Call: Neither the Bank stock nor the Holding Company stock is subject to any call or redemption rights on the part of the organization.

     (e) Assessability: All of the Bank and Holding Company stock issued or to be issued is or will be fully paid and nonassessable, except as provided by law. The Wisconsin Business Corporation Law imposes a statutory liability on shareholders of every corporation up to an amount equal to the par value of their shares, and to the consideration for which their shares without par value were issued, for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case.


                           SUPERVISION AND REGULATION

General

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Holding Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities including, but not limited to, the Federal Reserve Board, the Federal Deposit Insurance Corporation ("FDIC"), the OCC, the Internal Revenue Service, federal and state taxing authorities, and the Securities and Exchange Commission (the "SEC"). The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Holding Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors, rather than the shareholders, of the Bank.

     The following references to material statutes and regulations affecting the Holding Company and the Bank are brief summaries thereof and do not purport to be complete, and are qualified in their entirely by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of the Holding Company and the Bank.

Banking Regulation

     The Holding Company, if the reorganization is successful, will be a bank holding company subject to the supervision of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the "Act"). In accordance with Federal Reserve Board policy, the Holding Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Holding Company might not do so absent such policy. As a bank holding company, the Holding Company will be required to file with the Board of Governors annual reports and such additional information as the Board of Governors may require pursuant to the Act. The Board of Governors may also make examinations of the Holding Company and its subsidiary.

     The Act requires every bank holding company to obtain the prior approval of the Board of Governors before it may acquire direct or indirect ownership of more than five percent (5%) of the voting securities or substantially all of the assets of any bank. The Act limits the activities by bank holding companies to managing, controlling, and servicing their subsidiary banks and to engaging in certain non-banking activities which have been determined by the Board of Governors to be closely related to banking. Similarly, the Act, with specified exceptions relating to permissible non-banking activities, forbids holding companies from acquiring voting control (generally, 25% or more of the voting power) of any company which is not a bank. Some of the activities that the Board of Governors has determined by regulation to be closely related to banking are making or servicing loans, leasing real and personal property where the lease serves as the functional equivalent of an extension of credit, making investments in corporations or projects designed primarily to promote community welfare, acting as an investment or financial advisor, providing data processing services, and acting as an insurance agent or broker, as those activities are defined and limited by the regulation.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, under the Act and regulations of the Board of Governors, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services. The Board of Governors possesses cease and desist powers over bank holding companies and their non-banking subsidiaries if their actions represent an unsafe or unsound practice or a violation of law.

     The Bank is a national bank and is subject to the supervision and examination of the Comptroller of the Currency. The Bank is a member of the Federal Deposit Insurance Corporation. Areas subject to regulation by the authorities include reserves, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches, and other aspects of banking operations.

Capital Requirements for the Holding Company and the Bank

     The Federal Reserve Board and the OCC use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board and the OCC's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies and banks: a risk-based requirement expressed as a percentage of total risk-weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to a total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of stockholders' equity). The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others.

     As of March 31, 1998, the Bank's Tier 1 risk-based ratio was approximately 12.85%, its total risk-based capital ratio was approximately 14.1%, and its leverage ratio was approximately 10.57%.

     The risk-based and leverage standards presently used by the Federal Reserve Board and the OCC are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

     The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets.

Liquidity Requirements for Holding Company and Bank

     Generally, under federal banking law, a national bank may purchase and sell for its own account three different types of investments. A bank may purchase and sell an unlimited amount of Type 1 securities--that is, obligations of the United States or general obligations of a state or a political subdivision of a state--subject only to the exercise of prudent banking judgment. A bank may purchase for its own account Type II and III securities, when in its prudent business judgment it believes that the obligator will, among other things, be able to meet all debt service obligations and that the security is readily marketable. A bank may not hold Type II and III securities of any one obligator in a total amount in excess of 10% of the bank's capital and surplus. Type II securities include general obligations of a state or a political subdivision or any agency of a state or political subdivision for housing, university or dormitory purposes.

     The OCC does not have any specific requirements as to a bank's liquidity adequacy. Rather, the OCC reviews a number of different factors to determine whether a bank's liquidity is adequate. These factors include, among other things, the bank's capital adequacy (this factor is discussed in more detail above in the section titled "Capital Requirements for Holding Company and Bank"), its funds management practices, its core deposits, its volatile deposits (generally, deposits that are not insured), its liquid assets and whether the funding meets of the bank. The Bank believes that its present liquidity is adequate.

     The Federal Reserve Board's Regulation Y does not impose specific liquidity requirements on bank holding companies. However, a key principle underlying the Federal Reserve Board's supervision of bank holding companies is that such companies should be operated in a way that promotes the soundness of their subsidiary banks. In this regard, a principal objective of a bank holding
company's  funding  strategy  should  be  to  support  capital   investments  in
subsidiaries with capital and long-term sources of funds, and maintain sufficient liquidity and capital strength to provide assurance that any outstanding debt obligations can be serviced and repaid without adversely affecting the condition of the affiliated bank. In addition, there are special rules limiting acquisition of debt in connection with the formation of small one-bank holding companies. The Federal Reserve Board requires that new holding companies' debt-to-equity ratio decline to 30% within 12 years after acquisition of a bank and that the holding company will be able to safely meet debt servicing and other requirements imposed by its creditors. The debt-to-equity ratio limitations are generally applied to releveraging transactions except in connection with further bank acquisitions.

FDIC Insurance Premiums

     The Bank will pay deposit insurance premiums to the FDIC in 1998 of approximately $2,800.00.

Loan Limits to Borrowers

     Generally, under federal banking laws, a national bank may make to any one borrower total loans and extensions of credit not fully secured by collateral having a market value at least equal to the loan in an amount not to exceed 15% of the unimpaired capital and unimpaired surplus of the bank. Generally, the total loans to any one person fully secured by marketable collateral having a value at least equal to the outstanding loan may not exceed 10% of the unimpaired capital and unimpaired surplus of the bank. Bank holding companies are not subject to specific limitations on loans to one borrower. However, bank holding company lending activities require the prior approval of the Federal Reserve Board under Regulation Y.

Recent Regulatory Developments

     On September 23, 1994, the "Riegle Community Development and Regulatory Improvement Act of 1994" (the "Riegle Act") was signed into law. The provisions of Title III of the Riegle Act are intended to reduce the paperwork and regulatory burdens of federally-insured financial institutions and their holding companies. These provisions require the federal banking regulators, among other things: (i) to consider the burdens and benefits to depository institutions and their customers of proposed regulatory and administrative requirements; (ii) within two years of the enactment of the Riegle act, to eliminate from their regulations and written supervisory policies regulatory inconsistencies, outmoded or duplicative requirements and unwarranted constraints on credit availability and to adopt uniform requirements to implement common statutory schemes or regulatory concerns; (iii) to create a unified examination process for financial institutions subject to the jurisdiction of more than one regulator; (iv) within six months of enactment of the Riegle Act, to establish an internal regulatory appeals process by which regulated institutions may obtain review of agency determinations relating to such matters as examination ratings, adequacy of loan loss reserves and significant loan classifications;
(v) to streamline the quarterly call report format; and (vi) in considering revisions to risk-based capital requirements, to ensure that the standards take into account the size, activities and reporting burdens of institutions. The Riegle Act also gives the federal banking agencies greater flexibility with respect to the implementation and enforcement of certain provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), including the FDICIA provisions regarding safety and soundness standards, examination frequency and independent audit requirements.

     In addition, on September 29, 1994, the "Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994" (the "Riegle-Neal Act") was signed into law. Effective September 29, 1995, the Riegle-Neal Act allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depositor institution affiliates. Effective June 1, 1997, the Riegle-Neal Act allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The Riegle-Neal Act is not expected to have an immediate significant impact on the Holding Company or the Bank. Over time, however, the provisions of the Riegle-Neal Act may increase competition in the market served by the Holding Company and the Bank.

                              AVAILABLE INFORMATION

     The Holding Company has filed with the Securities and Exchange Commission ("SEC"), Washington, D.C., a Registration Statement (No. 333-_____) on Form S-4EF under the Securities Act of 1933, for the registration of Holding Company stock to be issued in the reorganization. This Prospectus constitutes the Prospectus that was filed as a part of that registration statement.

     The Bank currently is not subject to the requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and files no reports or proxy statements with the SEC pursuant thereto. After consummation of the reorganization, the Holding Company will be subject to the reporting requirements of the Exchange Act, pursuant to Section 15(d) thereof, but the Holding Company's duty to file such reports is automatically suspended as to each fiscal year at the beginning of which the Holding Company's stock is held by fewer than 300 shareholders.

Immediately upon completion of the reorganization, the Holding Company's stock will be held by no more than 198 shareholders. Accordingly, the Holding Company will not file, for the forseeable future, reports or proxy statements with the SEC. However, the Holding Company will voluntarily provide shareholders with reports of the same nature, and with the same frequency, as are currently provided by the Bank to Bank shareholders.

     The SEC maintains a Web site, http://www.sec.gov, that contains filings made electronically with the SEC, including those of the Holding Company.

                                  LEGAL MATTERS

     Certain legal matters in connection with the reorganization will be passed upon for the Holding Company and the Bank by Boardman, Suhr, Curry & Field LLP, One South Pinckney Street, Madison, Wisconsin 53701-0927.

                                    EXHIBIT A

                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT and Plan of Reorganization ("Agreement") is made as of ____________, 1998, by and between AMERICAN NATIONAL BANK-FOX CITIES, a national banking association ("Bank"), and AMERICAN NATIONAL BANCORP, INC., a Wisconsin corporation ("ANB").

                                    RECITALS

     The parties consider it advantageous to form a one-bank holding company, which will be ANB, to own all of the outstanding stock of the Bank. To form the holding company, ANB will organize a wholly-owned subsidiary bank, called New American National Bank- Fox Cities, a national banking association ("New Bank"). Bank will then merge with and into New Bank, leaving New Bank as the survivor, and converting the outstanding stock of Bank into stock of ANB, so that the shareholders of Bank will become the shareholders of ANB.

     This reorganization is comprised of the organization of New Bank and the merger of Bank into New Bank, as the surviving entity (the "merger"). Pursuant to the terms of this Agreement, and a Merger Agreement between Bank and New Bank (to be executed after New Bank is formed), as of the Effective Date of the Merger, each of the then issued and outstanding shares of Bank Common Stock ("Bank Common") will be converted into one share of the authorized but previously unissued common stock of ANB ("ANB Common").

     NOW, THEREFORE, the parties do adopt this plan of reorganization and agree as follows:

     1. Merger. Subject to compliance with all requirements of law and the terms and conditions set forth in this Agreement, Bank will be merged with and into New Bank.

          (a) Effective Date; Surviving Bank. The Effective Date of this Merger (the "Effective Date") shall be the date specified in a Merger Certification Letter to be issued by the Comptroller of the Currency (the "Comptroller"). At the Effective Date, Bank shall be merged with and into New Bank, the separate existence of Bank shall cease and New Bank, as the surviving corporation (the "Surviving Bank"), shall succeed to and possess all of the properties, rights, privileges, immunities, and powers, and shall be subject to all the liabilities, obligations, restrictions, and duties, of Bank and New Bank.

          (b) Charter Number. With the consent of the Comptroller, the charter number of the Bank prior to the Effective Date shall be the charter number of the Surviving Bank.

     (c) Articles of Association; Name. From and after the Effective Date and until thereafter amended as provided by law, the Articles of Association of the

Surviving Bank shall be the Articles of Association of Bank, as amended or restated, and the name of the Surviving Bank shall be that of Bank.

          (d) Bylaws. From and after the Effective Date and until thereafter amended as provided by law, the Bylaws of Bank in effect immediately prior to the Effective Date shall constitute the Bylaws of the Surviving Bank.

          (e) Directors and Officers. From and after the Effective Date and until their respective successors are elected, the members of the Board of Directors and the officers of the Surviving Bank shall consist of those persons who are serving as directors and officers of the Bank immediately prior to the Effective Date.

          (f) Conversion of Stock. As of the Effective Date, by virtue of the merger and without any action on the part of the shareholders of Bank, all of the Bank Common outstanding immediately prior to the Effective Date shall cease to exist and shall be converted into ANB Common, at the rate of one (1) share of ANB Common for each one (1) share of Bank Common. As of the Effective Date, by virtue of the merger and without any action on the part of the shareholders of New Bank, all of the New Bank common stock outstanding immediately prior to the Effective Date shall cease to exist and shall be converted to 75,580 shares of common stock of the Surviving Bank.

          (g) Transmittal Procedure. Bank will close its transfer records on a date twenty (20) days prior to the Effective Date for a period through and including the Effective Date. When the Effective Date is established, the date of closing of transfer records will also be set, and the shareholders of Bank will be notified of such. Bank will make every reasonable effort to have its shareholders of record tender their certificates for Bank Common to the Exchange Agent at least seven (7) days prior to the Effective Date. Bank will serve as the Exchange Agent for this transaction. On the Effective Date, ANB shall provide to Bank, and Bank shall mail or deliver to its shareholders, stock certificates of ANB Common to which those shareholders are entitled by reason of the merger; provided, however, that no ANB Common certificate shall be mailed or delivered to a Bank shareholder who is eligible to exercise dissenter's rights or who has not delivered to the Bank all certificates of Bank Common owned by such shareholder (or if a certificate has been lost, an indemnity bond or other agreement satisfactory to ANB).

     Until so delivered to the Bank, each outstanding certificate which prior to the Effective Date represented shares of Bank Common will be deemed for all purposes to evidence only the right to receive the ownership of the shares of ANB Common into which such Bank Common has been converted; provided, however, that until such Bank Common certificates are so delivered to Bank, no dividend payable on ANB Common at any time after the Effective Date shall be paid to the holder of such undelivered certificate. Upon the delivery of such certificate after the Effective Date, ANB shall pay, without interest, any unpaid dividends by reason of the preceding sentence to the record holder thereof, and Bank shall deliver the stock certificate for ANB Common.

          (h) Dissenting Shares of Bank. If any shares of Bank Common are dissenting shares, Bank shall proceed according to applicable law to determine and pay the fair value of those dissenting shares. "Dissenting shares" shall mean each outstanding share of Bank Common as to which the holder has strictly complied with the provisions of applicable law in order effectively to withdraw from Bank and obtain the right to receive the appraised value of his shares of Bank Common.

     As of the Effective Date or the date that the last action is taken to exercise dissenter's rights, whichever is later, dissenting shares shall, by virtue of the merger, cease to represent any ownership interest or ownership rights to the Bank or ANB, and shall be converted into the right to receive fair value of those shares as provided by law.

          (i) Business. From and after the Effective Date, the business of the Surviving Bank shall be that of a national banking association, conducted at the offices of Bank where located immediately prior to the Effective Date.

          (j) Assets and Liabilities. From and after the Effective Date, the Surviving Bank shall be liable for all liabilities of New Bank and Bank; and all deposits, debts, liabilities, and contracts of New Bank and Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of New Bank or Bank, shall be those of the Surviving Bank and shall not be released or impaired by reason of the merger; and all rights of creditors and other obligees and all liens on property of either New Bank or Bank shall be preserved unimpaired. Further, all rights, franchises and interests of New Bank and Bank, respectively, in and to every type of property (real, personal and mixed) and choices in action shall be transferred to and vested in the Surviving Bank by virtue of such merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests in every fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by New Bank and Bank, respectively, on the Effective Date.

          (k) Tax Consequences. The parties intend and desire that the merger shall be treated for income tax purposes as a forward triangular merger under
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code. The parties shall act in all respects consistently with that intent.

          (l) Shareholder Approvals. This Agreement and Plan of Reorganization will be submitted to the respective shareholders of Bank and New Bank for ratification and confirmation at shareholder meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Association and Bylaws of Bank and New Bank. Each shareholder meeting shall be called as soon as reasonably possible. Bank and New Bank will proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the merger. ANB, as sole shareholder of New Bank, shall vote its stock in New Bank to approve the merger and the transactions set forth in this Agreement.

          (m) Regulatory Approvals. The parties shall prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required for the merger to be consummated as contemplated by this Agreement. Thereafter, the parties shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the merger to be consummated.

          (n) Merger Agreement. ANB shall form New Bank promptly following execution of this Agreement and shall cause New Bank to execute the Merger Agreement attached hereto as Exhibit A. Within three days after execution by New Bank, Bank shall execute the Merger Agreement.

     2. Representations and Warranties by Bank. Bank represents and warrants to ANB that this Agreement has been approved by the Board of Directors of Bank, and upon approval by the shareholders of Bank will be fully authorized by all necessary corporation action.

     3. Representations and Warranties by ANB. ANB represents and warrants to Bank that the shares of ANB Common to be delivered to Bank shareholders pursuant to this Agreement will, upon issuance, be duly and validly authorized and issued and fully paid and nonassessable voting shares, except as otherwise required by law, and will constitute all of the issued and outstanding shares of ANB as of the Effective Date.

     4. Closing. Subject to the satisfaction of all closing conditions contained herein or their waiver, the closing shall occur on the Effective Date, which will be within thirty (30) days after the satisfaction of the last closing condition. The Closing shall take place at the offices of Bank, or at such other place as ANB and Bank may hereafter agree.

     5. Conditions to Obligations of Both Parties.

     The obligations of each party to be performed on the Effective Date shall be subject to the following conditions:

          (a) Regulatory Approval. On or before the Effective Date, Bank shall have received the approval from those regulatory agencies whose approval of the merger is required and any mandatory waiting period(s) associated with such approval(s) shall have expired.

          (b) No Litigation. At the Effective Date, no litigation or govern-mental investigation shall have been commenced or, to the best knowledge of ANB or Bank, threatened or proposed, which would have a material, adverse effect on the value of Bank or an adverse effect on the ability of any party to close this transaction, or which arises out of or concerns the transactions contemplated by this Agreement.

          (c) Closing Not Later Than December 31, 1998. The closing of the transactions contemplated hereunder shall have occurred on or before December 31, 1998, unless such date is extended by mutual written agreement of the parties.

          (d) Shareholder Approval. This Agreement shall have been approved and adopted by the shareholders of Bank and of New Bank in such manner as required by law.

          (e) Tax Opinion. The parties shall have received a written opinion of tax counsel that the transactions contemplated by this Agreement and the Merger Agreement will constitute a tax-free reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code with respect to those shareholders of Bank who will receive ANB Common in the merger.

          (f) Securities Law Compliance. The ANB Common stock to be issued in the merger shall have been registered, qualified or exempted under all applicable federal and state securities laws, and there shall have been no stop order issued or threatened by the SEC or any state that suspends the effectiveness of any such registration, qualification, or exemption.

     6. Conditions to Obligations of ANB and New Bank. The obligations of ANB and New Bank to be performed on the Effective Date shall be subject to the following conditions:

          (a) Representations and Warranties True; Covenants and Obligations Performed. All representations and warranties of Bank shall be true and correct in all material respects on the Effective Date, and Bank shall have performed all acts required of it under the terms of this Agreement.

          (b) Dissenting Shares. There shall be not more than five percent (5%) of the total outstanding shares of Bank that as of the Effective Date are eligible to elect dissenter's rights by reason of having complied with the procedures required by applicable law.

          (c) No Material Adverse Change. The assets, business, operations and prospects of Bank shall not have been materially and adversely affected by a loss or destruction not fully compensated by insurance, by any governmental proceeding or action, or by any other event or occurrence, which in the reasonable judgment of ANB would defeat or frustrate the purposes of the reorganization or otherwise make the reorganization undesirable.

     7. Conditions to Obligations of Bank. The obligations of Bank to be performed on the Effective Date shall be subject to the following conditions:
All representations and warranties of ANB shall be true and correct in all material respects on the Effective Date, and ANB and New Bank shall have performed all acts required of them under the terms of this Agreement.

     8. Additional Covenants of the Parties.

          (a) Cooperation. The parties will fully cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement, including without limitation, the preparation of financial statements and the supplying of information in connection with the preparation of regulatory applications.

          (b) Expenses. All costs and expenses and charges incurred by a party hereto shall be borne by such party, including the fees of their respective accountants and attorneys; provided, however, that if the merger is not consummated for any reason, all costs and expenses incurred by ANB and New Bank shall be paid by Bank.

     9. Termination. This Agreement and merger may be terminated and abandoned upon prompt written notice to the other party before the Effective Date, notwithstanding authorization and adoption of this Agreement by the shareholders of one or both of Bank and New Bank:

          (a) By mutual consent of Bank and ANB through their Boards of Directors;

          (b) By Bank at any time after December 31, 1998, (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Paragraphs 5 or 7 of this Agreement have not been met and have not been waived in writing by Bank; or

          (c) By ANB at any time after December 31, 1998 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Paragraphs 5 or 6 of this Agreement have not been met and have not been waived in writing by ANB.

     10. Miscellaneous.

          (a) Assignment. This Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, or pledged in any way, and shall not be subject to execution, attachment, or similar process. Any attempt to assign, transfer, pledge, or make any other disposition of this Agreement or of the rights, interests, and benefits contrary to the foregoing provision, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

          (b) Waiver. No failure or delay of any party in exercising any right or power given to it under this Agreement shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach. No waiver of any breach or modification of this Agreement shall be effective unless contained in a writing executed by both parties.

          (c) Entire Agreement. This Agreement supersedes any other representa-tions or agreement, whether written or oral, that may have been made or entered into by ANB, Bank, New Bank or by any officer or officers of such parties relating to the acquisition of Bank, or its assets or business, by ANB. This Agreement constitutes the entire agreement by the parties, and there are no agreements or commitments except as set forth herein.

          (d) Amendment. This Agreement may be modified or amended only by a written agreement executed by duly authorized officers of both parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ATTEST:                               AMERICAN NATIONAL BANK-FOX CITIES


_______________________               By:________________________________



ATTEST:                               AMERICAN NATIONAL BANCORP, INC.


_______________________               By:________________________________

                                    EXHIBIT A

                                MERGER AGREEMENT


     MERGER AGREEMENT ("Merger Agreement") made this _____ day of ____________________, 1998, by and between American National Bank- Fox Cities, a national banking association ("Bank"), and New American National Bank-Fox Cities, a national banking association ("New Bank").

                                   WITNESSETH

     WHEREAS, Bank and American National Bancorp, Inc. ("ANB") have entered into an Agreement and Plan of Reorganization dated ________________, 1998 ("Agreement"), pursuant to which Bank has agreed to merge with and into ANB's wholly-owned subsidiary, New Bank, in a forward triangular merger; and

     WHEREAS, Bank and New Bank wish to agree on the terms of the merger now that New Bank has been formed;

     NOW, THEREFORE, the parties agree as follows:

     1. Incorporation of Plan of Reorganization. The terms and conditions of the Agreement are incorporated herein by reference in their entirety, and made a part of this Merger Agreement with the same effect as if New Bank had been a party to the Agreement.

     2. Cooperation. New Bank shall cooperate with Bank to achieve a prompt consummation of the transactions contemplated in the Agreement, and shall perform all actions necessary or convenient to be performed by it for that purpose.

     3. Articles of Association. Effective as of the time this merger shall become effective as specified in the Agreement, the articles of association of that bank resulting from the merger of Bank and New Bank shall read in their entirety as stated in the Bank's Articles of Association.

     4. Capital Stock. The amount of capital stock of New Bank shall be $200,000, divided into 2,000 shares of common stock, each of $100 par value. At the time the merger shall become effective (and after the temporary capitalization of the interim bank has been returned to ANB), the resulting bank shall have $____________ in capital, a surplus of $____________, and undivided profits of $____________, adjusted, however, for earnings and expenses between January 1, 1998, and the effective date of the merger. At the time the merger shall become effective, the 2,000 shares of New Bank stock then outstanding shall be converted into 75,580 shares, each of no par value, of the resulting bank.

     IN WITNESS WHEREOF, the parties have executed this Merger Agreement by their proper corporate officers duly authorized to execute this Agreement, as of the date first above written.

Attest:                             AMERICAN NATIONAL BANK-FOX CITIES


_________________________           By_________________________________


Attest:                             NEW AMERICAN NATIONAL BANK-FOX CITIES


_________________________           By_________________________________

                                    EXHIBIT B

                  TAX OPINION OF BOARDMAN, SUHR, CURRY & FIELD LLP

                                                _____________, 1998



The Board of Directors
American National Bancorp, Inc.
2200 North Richmond Street
Appleton, WI  54911

The Board of Directors
American National Bank-Fox Cities
2200 North Richmond Street
Appleton, WI  54911

Gentlemen:

     You have requested that we render an opinion as to the tax consequences to American National Bancorp, Inc. ("Holding Company"), American National Bank-Fox Cities ("Bank"), New American National Bank-Fox Cities ("New Bank"), and the shareholders ("Shareholders") of the Bank in connection with a corporate reorganization to form a one-bank holding company, as described in an Agreement and Plan of Reorganization dated _____________, 1998, between the Holding Company and the Bank ("Agreement") and in a certain Prospectus/Proxy Statement dated __________________.

     We acknowledge that this opinion is provided for the benefit and guidance of the Shareholders as well as for the benefit and guidance of the Holding Company and the Bank.

     In making this opinion, we have relied on the Agreement, the Prospectus/Proxy Statement, and the Merger Agreement (to be executed between the Bank and the New Bank), and on the truth and completeness of the warranties, representations, statements, and facts contained in those documents. We have also relied upon the truth and completeness of the following representations of the Holding Company and the Bank:

     1.  The  fair  market  value  of  the  Holding   Company  stock  and  other
consideration received by each Bank shareholder will be approximately equal to the fair market value of the Bank stock surrendered in the exchange.

     2. There is no plan or intention by the Bank shareholders who own one percent (1%) or more of the Bank stock, and to the best of the knowledge of the management of the Bank, there is no plan or intention on the part of the remaining Bank shareholders to sell, exchange, or otherwise dispose of a number of shares of Holding Company stock received in the transaction that would reduce the Bank shareholders' ownership of Holding Company stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding Bank stock as of the same date. For purposes of the representation, shares of Bank stock exchanged for

__________________, 1998
Page 2


cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Holding Company stock will be treated as outstanding Bank stock on the date of the transaction. Moreover, shares of Bank stock and shares of Holding Company stock held by Bank shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

     3. The New Bank, as the surviving corporation, will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Bank immediately prior to the transaction. For purposes of this representation, amounts paid by the Bank to dissenters, amounts paid by the Bank to shareholders who receive cash or other property, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for normal dividends) made by the Bank immediately preceding the transfer will be included as assets of the Bank immediately prior to the transaction.

     4. Prior to the transaction, the Holding Company will be in control of the New Bank within the meaning of I.R.C. Section 368(c).

     5. Following the transaction, the New Bank will not issue additional shares of its stock that would result in the Holding Company losing control of the New Bank within the meaning of I.R.C. Section 368(c).

     6. The Holding Company has no plan or intention to reacquire more than fifty percent (50%) of its stock issued in the transaction.

     7. The Holding Company has no plan or intention to liquidate the New Bank, to merge the New Bank with and into another bank or corporation, to sell or otherwise dispose of the stock of the New Bank, or to cause the New Bank to sell or otherwise dispose of any of the Bank's assets acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in I.R.C. Section 368(a)(2)(c).

     8. The liabilities of the Bank assumed by the New Bank and the liabilities to which the transferred assets of the Bank are subject, were incurred in the ordinary course of Bank's business.

     9. Following the transaction, the New Bank will continue the historic business of the Bank or use a significant portion of Bank's business assets in a business.

     10. The Holding Company, Bank, New Bank, and the Bank's shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

__________________, 1998
Page 3


     11. There is no intercorporate indebtedness existing between the Holding Company and the Bank or between the New Bank and the Bank which was issued, acquired or will be settled at a discount.

     12. No two parties to the transaction are investment companies as defined in I.R.C. Section 368(1)(2)(F)(iii) and (iv).

     13. The Bank is not under the jurisdiction of a court in a Title 11 (bankruptcy) or similar case.

     14. The fair market value of the assets of the Bank transferred to the New Bank will equal or exceed the sum of the liabilities assumed by the New Bank, plus the liabilities, if any, to which the transferred assets are subject.

     15. No stock of New Bank will be issued in the transaction.

     We have not undertaken to verify independently any of the factual matters upon which we rely in providing this opinion. Moreover, we have assumed that no changes have occurred or will occur with respect to the documents described above or the representations set forth in numbers 1 through 15 above.

     Based upon and subject to the foregoing, legal counsel is of the opinion that, for federal and State of Wisconsin income purposes:

     (1) The proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended, and Chapter 71 of the Wisconsin Statutes. The reorganization will not be disqualified by reason of the fact that Holding Company common stock is used in the transaction. (Internal Revenue Code Section 368(a)(2)(D).)

     (2) No gain or loss will be recognized to the Bank on the transfer of substantially all of its assets to the New Bank in exchange for Holding Company common stock and the assumption by the New Bank of the liabilities of the Bank.

     (3) No gain or loss will be recognized to the Holding Company or the New Bank upon the receipt by the New Bank of substantially all of the assets of the Bank in exchange for the Holding Company common stock and the assumption by the New Bank of the liabilities of the Bank.

     (4) The basis of the Bank assets in the hands of the New Bank will be the same as the basis of those assets in the hands of the Bank immediately prior to the proposed transaction.

__________________, 1998
Page 4


     (5) The holding period of the assets of the Bank in the hands of the New Bank will include the period during which such assets were held by the Bank.

     (6) The basis of the New Bank stock in the hands of the Holding Company will be increased by an amount equal to the basis of the Bank assets acquired by the New Bank in the transaction, and will be decreased by the amount of liabilities of the Bank assumed by the New Bank and the amount of liabilities to which the acquired assets of the Bank are subject.

     (7) No gain or loss will be recognized by the shareholders on the exchange of their Bank common stock for Holding Company common stock; provided, however, that no opinion is expressed with respect to Bank shareholders who dissent from the transaction and receive cash for their Bank stock.

     (8) The income tax basis of the Holding Company common stock to be received by the shareholders will be the same as the basis of the Bank common stock surrendered in exchange.

     (9) The holding period of the Holding Company common stock to be received by the shareholders will include the period during which the Bank common stock surrendered in exchange was held, provided that the Bank common stock is held as a capital asset on the date of the exchange.

     Our opinion is limited to the specific issues addressed. We express no opinion and make no representation, and no inference is intended or should be drawn from any statement in this letter, as to any other issues involving the transaction.


                                     BOARDMAN, SUHR, CURRY & FIELD LLP

                                    EXHIBIT C

                           UNITED STATES CODE SECTIONS

National Banks                                              12 USCS Section 215a

(b) Dissenting shareholders. If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) Valuation of shares. The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to shareholders of merging associations: Appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law. If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provision of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                    EXHIBIT D

                      RESTATED ARTICLES OF INCORPORATION OF
                         AMERICAN NATIONAL BANCORP, INC.

                       RESTATED ARTICLES OF INCORPORATION
                               Stock (for profit)


     Executed by the undersigned for the purpose of forming a Wisconsin for-profit corporation under Chapter 180 of the Wisconsin Statutes repealed and recreated by 1989 Wis. Act 303:

     ARTICLE 1. Name of Corporation: American National Bancorp, Inc.

     ARTICLE 2. The Corporation shall be authorized to issue 200,000 shares.

     ARTICLE 3. The street address of the initial registered office is: 2200 North Richmond Street, Appleton, Wisconsin 54911.

     ARTICLE 4. The name of the initial registered agent at the above registered office is: David L. Blohm.

     ARTICLE 5. Other provisions (OPTIONAL): See Article 5 attached to and made a part of these Articles of Incorporation.

     ARTICLE 6. Executed on June 23, 1998.

     Name and complete address of each incorporator:

                  David L. Blohm, President
                  American National Bank Fox Cities
                  2200 North Richmond Street
                  Appleton, WI  54911



                                         /s/ David L. Blohm
                                         (Incorporator Signature)


This document was drafted by John E. Knight.


DFI CORP FILE ID NO. A037127
Document stamped Received June 24, 1998, 1:42 P.M. by State of
Wisconsin, Department of Financial Institutions.
Document stamped Filed June 29, 1998, by State of Wisconsin,
Department of Financial Institutions.

                         American National Bancorp, Inc.


                            ARTICLES OF INCORPORATION

     Article 5. (CONTINUED):

     A. Board of Directors.  The number of directors shall not be less than five
(5) nor more than twenty-five (25), the exact number of directors to be determined from time to time by resolution adopted by a majority of the entire Board of Directors, and such exact number shall be twelve (12) until otherwise determined by resolution adopted by a majority of the entire Board of Directors. As used in this Article 5 "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

     The Board of Directors shall be divided into three (3) classes of nearly equal in number as may be, with the term of office of one class expiring each year. At the first annual meeting of the shareholders, directors of the first class (Class I) shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class (Class II) shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class (Class III) shall be elected to hold office for a term expiring at the third succeeding annual meeting. Subject to the foregoing, at each annual meeting of shareholders, directors chosen to succeed those terms then expired shall be elected for a term of office expiring at the third succeeding annual meeting of shareholders after their election, so that the term of one class of directors shall expire each year. Any vacancies on the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum. Each director shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor shall be elected and qualified or until his or her death, or until he or she shall resign or shall have been removed in the manner hereinafter provided. No decrease in the number of directors shall shorten the term of any incumbent director.

     The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify are:

Shirley M. Bender-Gehrt                      David L. Blohm
5431 Nickels Drive                           1349 Mulberry Lane
Oshkosh, WI  54904                           Neenah, WI  54956

Marshal T. Gorwitz                           James A. Hartzheim
3311 North Heritage Avenue                   315 Peppercorn Drive
Appleton, WI  54914                          Appleton, WI  54915

John A. Hennessy                             Vivian R. Huth
W5951 Quarry Road                            2004 West Roselawn Drive
Appleton, WI  54915                          Appleton, WI  54914

Erwin C. Johnson                             Gilbert F. Mueller, Jr.
868 River Lea Court                          4831 Mueller Lane
Menasha, WI  54952                           West Bend, WI  53095

Larry L. Rice                                Douglas D. Salmon
2601 North Drew Street                       2733 East Wisconsin Avenue
Appleton, WI  54911                          Appleton, WI  54911

Gerald G. VanDynHoven                        Martin V. Werner
2929 North Lawe Street                       325 River Drive
Kaukauna, WI  54130                          Appleton, WI  54915

     No director of the Corporation shall be removed from office with or without cause unless such removal is approved either by the holders of seventy-five percent (75%) of the common stock of the Corporation outstanding at the time a determination is made or by the affirmative vote of seventy-five percent (75%) of the directors in office at the time the determination is made.

     B. Voting  Requirements.  Except as  otherwise  expressly  provided in this
Article 5B: (i) any merger or consolidation of the Corporation with or into any other corporation; (ii) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders; (iii) any sale, exchange or other disposition of all or substantially all of the assets of the Corporation, including, but not limited to, the stock of any subsidiary organization held by the Corporation to or with any other corporation, person or entity; or (iv) any transaction similar to, or having similar effect as, any of the foregoing transactions, shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote.

     The provisions of this Article 5B shall not apply to any transaction described above in clauses (i), (ii), (iii) or (iv) of this Article 5B, (a) which has been approved by resolution adopted by seventy-five percent (75%) of the entire Board of Directors of the Corporation at any time prior to the consummation thereof, or (b) with another corporation or entity if a majority of the outstanding shares of stock of such other corporation or entity is owned of record or beneficially directly or indirectly by the Corporation or its subsidiaries. If the provisions of this Article 5B do not apply because of clauses (a) or (b) in this paragraph, the transactions described in clauses (i),
(ii), (iii) or (iv) in the first paragraph of this Article 5B shall require the affirmative vote of the holders of at least a majority of the shares of the Stock of the Corporation issued and outstanding and entitled to vote or as otherwise required by law.

     The Board of Directors of the Corporation shall have the power and duty to determine for purposes of this Article 5B, on the basis of information then known to it, whether any sale, exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation. Any such determination by the Board of Directors shall be conclusive and binding for all purposes of this Article 5B.

     C. Transfer Restrictions.

     1. Shareholders of the Corporation's capital stock, herein the "Stock," may not sell, transfer, assign, encumber, pledge, hypothecate, or in any way dispose of or alienate any of their shares of the Stock, or any right, title or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, in this Part C called a "transfer", without the prior written consent of the Corporation. Provided, however, subject to the restrictions of Part C.3. below, that the prior written consent of the Corporation shall not be required as to:
(i) any transfer between a shareholder and his or her spouse; or (ii) any pledge or hypothecation of shares of the Stock, provided, that as a condition precedent to the effectiveness of either of the transfers described in (i) or (ii) herein, the transferee in any such transfer shall be bound by all of the terms and conditions of this Article 5C.

     2. In the event a shareholder, herein the "Selling Shareholder", desires to transfer his or her shares of Stock, or any portion of it, called the "Offered Shares", other than in a transaction of the type described in (i) or (ii) above, without first obtaining the written consent of the Corporation, the Selling Shareholder, first, shall give the Corporation written notice of his or her intent to do so, stating in the notice the identity of the proposed transferee of the Offered Shares, the number of Offered Shares the Selling Shareholder proposes to transfer, the proposed consideration for the Offered Shares and the other terms and conditions of the proposed transfer of the Offered Shares. The
Selling  Shareholder  shall  include  with  the  written  notice  given  to  the
Corporation under this paragraph a copy of the written offer to purchase the Offered Shares. The Corporation shall have a right of first refusal to acquire all, but not less than all, of the Offered Shares for the consideration and on the other terms and conditions offered by the proposed transferee and as contained in the written notice given to the Corporation by the Selling Shareholder. The Corporation shall exercise its right to acquire the Offered Shares by giving written notice to the Selling Shareholder, indicating the number of Offered Shares it will acquire, within thirty (30) days following receipt of the written notice of the Selling Shareholder. In the event the Corporation does not exercise its acquisition rights within the time period as provided herein with respect to all of the Offered Shares, the Selling Shareholder shall be free for a period of thirty (30) days thereafter to transfer all of the Offered Shares to the transferee identified in the written notice to the Corporation, and at the same consideration and on the same terms and conditions as set forth in such written notice. After giving any notice of intended transfer of any shares of the Stock pursuant to this Article 5C, the Selling Shareholder, unless requested by the other shareholders of the Corporation holding a majority of the Corporation's outstanding shares of capital stock, not including the shares of the Stock held by the Selling Shareholder, shall refrain from participating as an officer, director or shareholder of the Corporation with respect to the Corporation's decision on whether or not to acquire the Offered Shares and, if so requested to participate, the Selling Shareholder shall cooperate with the other shareholders and the Corporation in every reasonable way to effectuate the purpose of this
Article 5C. Except as provided in this Article 5C, the Selling Shareholder shall be bound by the restrictions and limitations imposed by this Article 5C after any notice of a desire to transfer is given and whether or not any such transfer actually occurs. As a condition precedent to the effectiveness of any transfer of Offered Shares to any person or entity, such transferee shall agree in writing to be bound by all of the terms and conditions of this Article 5C.

     3. Notwithstanding the provisions of Part C.2. above, a shareholder of the Corporation's Stock may not transfer any of their shares of the Stock, without the prior written consent of the Corporation, to any person that is not eligible to be a shareholder of an S corporation under Section 1361(b) of the Internal Revenue Code of 1986, as amended, ("Code") or any successor provision of the Code in effect at the time of the proposed transfer, or, if at the time of the proposed transfer the Corporation is an S Corporation for purposes of Section 1361 of the Code, to any person that would cause the Corporation to have more than the maximum permitted number of shareholders under Section 1361(b) of the Code or any successor provision of the Code.

     D. Stock Certificates. Each certificate representing shares of the Stock shall have endorsed thereon a legend in substantially the following form:

               The shares represented by this certificate and any sale, transfer, or other disposition thereof are restricted under and subject to the terms and conditions contained in Article 5 of the Corporation's Articles of Incorporation, a copy of which is on file at the offices of the Corporation.

     Any attempted or purported sale, transfer, assignment, encumbrance, pledge, hypothecation or other disposition or alienation of any of the shares of the Stock by a shareholder in violation of this Article 5 shall be null, void and ineffectual, and shall not operate to transfer any right, title or interest whatsoever in or to such shares of the Stock.

     E. Amendment. The provision of this Article 5, may not be amended, altered or repealed except by the affirmative vote of holders of at least seventy five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote, at any regular or special meeting of the shareholders if notice of the proposed amendment, alteration or repeal be contained in the notice of meeting.

     F. Fair Price Provision. The Corporation elects to be subject to the provisions of Sections 180.1130 to 180.1132 of the Wisconsin Business Corporation law, relating to shareholder approval of certain business combinations and fair price provisions; provided, however, that this Part 5.F. of this Article shall be applicable only to those business combinations (as defined in Section 180.1130 of the Wisconsin Business Corporation law) to which the shareholder voting requirements of Part 5.B. of this Article are not applicable according to the terms of Part 5.B.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Officers and Directors.

     Sections 180.0850 through 180.0859 of the Wisconsin Statutes permit and in some cases require indemnification of directors, officers, employees, and agents of a Wisconsin corporation. In general, such indemnification is required unless the person violates a duty of loyalty or a duty of care as specifically set forth in the statutes. Section 180.0851, Wis. Stats.

     Article 7 of the registrant's bylaws provide for indemnification of officers and directors under terms and conditions that follow the statutory language cited above. A complete copy of the bylaws is included in Exhibit 3 hereto.

Item 21.  Exhibits and Financial Statement.

     Schedules

     (a)   Exhibits. The following exhibits are submitted:

     Exhibit No.   Description

          2 Agreement and Plan of Reorganization (set forth as an exhibit to the Prospectus)

          3 Restated Articles of Incorporation (set forth as an exhibit to the Prospectus) and bylaws of American National Bancorp, Inc.

          4        Specimen stock certificate of American National Bancorp, Inc.

          5        Opinion of Boardman, Suhr, Curry & Field LLP

          8 Tax Opinion of Boardman, Suhr, Curry & Field LLP (set forth as an exhibit to the Prospectus)

         23 Consent of Boardman, Suhr, Curry & Field LLP (included in opinion)

         99        Form of Proxy for shareholders of American National Bank-Fox
                   Cities

         (b) No financial statement schedules are required to be filed with regard to American National Bancorp, Inc. or American National Bank-Fox Cities.

Item 22.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of the Act) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

     (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liability arising under the Act (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Appleton, State of Wisconsin, on the 30th day of June, 1998.

                                     AMERICAN NATIONAL BANCORP, INC.
                                     By:

                                     /s/ David L. Blohm
                                     David L. Blohm, President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on the 30th day of June, 1998.

         Signature                                    Title(s)

/s/ Shirley M. Bender-Gehrt                           Director
Shirley M. Bender-Gehrt

/s/ David L. Blohm                                    Director/President
David L. Blohm

/s/ Marshal T. Gorwitz                                Director
Marshal T. Gorwitz

/s/ James A. Hartzheim                                Director
James A. Hartzheim

/s/ John A. Hennessy                                  Director/Chairman
John A. Hennessy

/s/ Vivian R. Huth                                    Director/Secretary
Vivian R. Huth

/s/ Erwin C. Johnson                                  Director
Erwin C. Johnson

/s/ Gilbert F. Mueller, Jr.                           Director
Gilbert F. Mueller, Jr.

/s/ Larry L. Rice                                     Director
Larry L. Rice

/s/ Douglas D. Salmon                                 Director
Douglas D. Salmon

/s/ Gerald G. VanDynHoven                             Director
Gerald G. VanDynHoven

/s/ Martin V. Werner                                  Director
Martin V. Werner

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                   FORM S-4 EF

                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933





                                   ----------



                         AMERICAN NATIONAL BANCORP, INC.
             (Exact name of registrant as specified in its charter)




                                 E X H I B I T S

                                INDEX TO EXHIBITS



Exhibit No.     Description
-----------     -----------

    2 Agreement and Plan of Reorganization (set forth as an exhibit to the Prospectus)

    3 Restated Articles of Incorporation (set forth as an exhibit to the Prospectus) and bylaws of American National Bancorp, Inc.

    4           Specimen stock certificate of American National Bancorp, Inc.

    5           Opinion of Boardman, Suhr, Curry & Field LLP

    8 Tax Opinion of Boardman, Suhr, Curry & Field LLP (set forth as an exhibit to the Prospectus)

   23 Consent of Boardman, Suhr, Curry & Field LLP (included in opinion)

   99           Form of Proxy for shareholders of American National Bank-Fox
                Cities